UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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drugstore.com, inc.

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April 30, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of drugstore.com, inc., to be held on Thursday, June 10, 2010, at 9:00 a.m., Pacific time, at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington 98004.

At the annual meeting, our stockholders will be asked

•	to elect the six director-nominees named in the enclosed proxy statement to our board of directors,

•

to approve an amendment to our 2008 equity incentive plan, retroactive to the inception of the 2008 plan, to decrease from 3 to 1.33 the share ratio applied for purposes of counting full value awards, such as restricted stock, granted under the 2008 plan against the shares available under such plan, and to increase, by 250,000 shares, the number of shares of drugstore.com, inc. common stock, par value $0.0001 per share, available for issuance under the 2008 equity incentive plan,

•

to approve another amendment to our 2008 equity incentive plan to increase, by five million shares, the number of shares of drugstore.com common stock available for issuance under the 2008 equity incentive plan,

•

to approve an amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split and to decrease our total number of authorized shares from 260 million to 60 million, of which 50 million will be common stock, par value $0.0001 per share, and 10 million will be preferred stock, par value $0.0001 per share, and

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended January 2, 2011.

For more information regarding these proposals, I urge you to read the accompanying proxy statement carefully.

Our board of directors unanimously recommends that you vote FOR these five proposals.

Your participation and vote are important. Even if you plan to attend the annual meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or use the instructions on your proxy card to use telephone or Internet voting to vote your shares. Doing so will not limit your right to attend or vote at the annual meeting. Only stockholders of record at the close of business on April 14, 2010 are entitled to vote on the proposed action.

Thank you for your support of drugstore.com.

Sincerely,

Dawn G. Lepore President, Chief Executive Officer and Chairman of the Board

The proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 7, 2010. The proxy statement is available at www.investor.drugstore.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 10, 2010

To the stockholders of

drugstore.com, inc.:

The 2010 annual meeting of stockholders of drugstore.com, inc., a Delaware corporation, will be held on Thursday, June 10, 2010, at 9:00 a.m., Pacific time, at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington 98004.

The annual meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect the six director-nominees named in the enclosed proxy statement to serve as directors until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	to approve an amendment to our 2008 equity incentive plan, retroactive to the inception of the 2008 plan, to decrease from 3 to 1.33 the share ratio applied for purposes of counting full value awards, such as restricted stock, granted under the 2008 plan against the shares available under such plan, and to increase, by 250,000 shares, the number of shares of drugstore.com, inc. common stock, par value $0.0001 per share, available for issuance under the 2008 equity incentive plan,

3.	to approve another amendment to our 2008 equity incentive plan to increase, by five million shares, the number of shares of drugstore.com common stock available for issuance under the 2008 equity incentive plan,

4.	to approve an amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split and to decrease our total number of authorized shares from 260 million to 60 million, of which 50 million will be common stock, par value $0.0001 per share, and 10 million will be preferred stock, par value $0.0001 per share;

5.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended January 2, 2011; and

6.	to transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on April 14, 2010 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

You are invited to attend the annual meeting in person. To ensure that your shares are represented and voted, however, we encourage you to complete, sign, date, and return the enclosed proxy card in the enclosed postage-prepaid envelope at your earliest convenience or use the instructions on your proxy card to use telephone or Internet voting to vote your shares. You will still be able to vote your shares in person should you decide to attend the annual meeting, even if you have previously returned your proxy card.

By Order of the Board of Directors

Yukio Morikubo General Counsel, VP Strategy, and Secretary

Bellevue, Washington

April 30, 2010

The proxy statement is available at www.investor.drugstore.com.

YOUR VOTE IS IMPORTANT

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope or use the instructions on your proxy card to use telephone or internet voting to vote your shares, so that your shares will be represented whether or not you attend the annual meeting.

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 10, 2010

We are distributing these proxy materials in connection with the solicitation by the board of directors of drugstore.com, inc. of proxies to be voted at our 2010 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, June 10, 2010, at 9:00 a.m., Pacific Time, at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington 98004.

This proxy statement and the accompanying form of proxy are dated April 30, 2010 and are being mailed to our stockholders beginning on or about May 7, 2010.

Our mailing address and the address of our principal executive offices is drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, and our telephone number is (425) 372-3200.

ABOUT THE ANNUAL MEETING

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on April 14, 2010 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were outstanding and entitled to vote 105,782,916 shares of our common stock, constituting all of our voting stock, and 834 holders of record of our common stock. A list of those stockholders will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days before the Annual Meeting, during ordinary business hours, at our headquarters located at 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

Quorum; Vote Required

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by properly executed proxy, of the holders of a majority of the shares of our common stock outstanding at the record date. We count shares subject to abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when you fail to provide voting instructions to your bank, broker, fiduciary, or other holder of record (a “nominee”) for drugstore.com common stock that you hold in “street name” (i.e., in the name of the nominee). Under those circumstances, your nominee may vote only on certain routine items, including our proposal 5. Please note that the New York Stock Exchange rules, which also govern brokers dealing with securities listed on other stock exchanges, including the Nasdaq Global Market, have changed, and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to provide specific instructions to your broker so that your vote may be counted.

Proposal 1: The directors elected at the Annual Meeting will be the six nominees receiving the greatest number of affirmative votes. Only votes “for” or “withheld” will affect the outcome. Abstentions (for shares held by registered stockholders) and broker non-votes (for shares held in street name) are not counted for this purpose and will have no effect on the outcome in the election of directors. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Proposal 2: The approval of the amendment to our 2008 plan to reduce the share ratio applied for purposes of counting full value awards and increase the shares available for issuance under the plan requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Proposal 3: The approval of the additional amendment to our 2008 plan to increase the shares available for issuance under the plan requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Proposal 4: The approval of the amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split and to decrease our total number of authorized shares requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Proposal 5: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Our stockholders have no appraisal rights under Delaware law with respect to these proposals.

Voting

You may vote using any of the following methods:

•	By Written Proxy: All stockholders may vote by properly executing and returning the enclosed proxy card.

•

By Telephone and Internet Proxy: All stockholders of record may have their shares voted by proxy by touch-tone telephone, using the toll-free telephone number on the proxy card, or by Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case, the bank or broker will enclose the instructions with this proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

•	In Person: All stockholders may vote in person at the Annual Meeting (unless they are street name holders without a nominee, as discussed below under “Proxies”).

Proxies

Properly executing and returning the enclosed proxy card means that you authorize the persons named on the proxy card to vote your shares at the Annual Meeting in accordance with your instructions. If you sign, date, and return the enclosed proxy card but do not specify how to vote, your shares will be voted FOR proposal 5 described in this proxy statement, but will be deemed broker non-votes in connection with proposals 1—4. If any other matters are properly presented at the Annual Meeting for consideration (for example, consideration of a motion to adjourn the Annual Meeting to another time and/or place), the persons named as proxies will have discretion to vote your shares on those matters in accordance with their judgment.

You may revoke your proxy at any time before it is voted at the Annual Meeting, by doing any of the following:

•	completing a new proxy card with a later date (your latest vote will be counted);

•	filing with our Secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

Any written notice of revocation or subsequent proxy should be sent to: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, or hand delivered to our Secretary at or before the taking of the vote at the Annual Meeting.

If your shares are held in street name by a nominee, then the nominee’s name, rather than your name, will appear in our register of stockholders, and the nominee will be entitled to vote your shares. If you attend the Annual Meeting, you will not be able to vote the shares that you hold in street name. Therefore, you should instruct your nominee on how to vote those shares on your behalf.

Costs of Proxy Solicitation

We will pay the costs and expenses of soliciting proxies. In addition to soliciting by mail, our directors, officers, employees, and representatives may solicit proxies from our stockholders in person or by telephone, email, or other means of communication. We will pay Mellon Investor Services LLC approximately $6,500 plus out-of-pocket expenses to solicit proxies on our behalf. Our directors, officers, employees, and representatives will not be additionally compensated for any such solicitation, but may be reimbursed for reasonable out-of-pocket expenses they incur. Arrangements will be made with brokerage houses, custodians, and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held of record by such nominees and for reimbursement of reasonable expenses they incur.

Audio Webcast of Annual Meeting

If you have Internet access, you may listen to the Annual Meeting live at http://investor.drugstore.com, by clicking on the “audio” hyperlink. A replay of the Annual Meeting will be available through the end of June 2011. Please note that you will not be able to vote your shares or ask questions through the audio webcast. If you plan to listen to the webcast of the Annual Meeting, please complete, sign, and date the enclosed proxy card before the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board of directors currently consists of six directors. Each of our directors is elected at our annual meeting of stockholders for a term of one year and serves until the next annual meeting. Under the terms of the Fifth Amended and Restated Voting Agreement dated December 23, 1999, among drugstore.com, inc., Amazon.com, Inc., certain affiliates of Kleiner Perkins Caulfield & Byers, Vulcan Ventures Inc., and the other parties thereto (the “Voting Agreement”), Amazon.com has the right to designate a nominee for election to the board of directors, for as long as Amazon.com is a holder of at least 5% of our outstanding common stock. The parties to the Voting Agreement are required to vote their shares in favor of the election of Amazon.com’s nominee for director. Geoffrey R. Entress is Amazon.com’s designee to the board.

Please note that the New York Stock Exchange rules, which also govern brokers dealing with securities listed on other stock exchanges, including the Nasdaq Global Market, have changed, and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to provide specific instructions to your broker so that your vote may be counted.

Nominees

Below is biographical for each of our incumbent directors. The board of directors has reviewed each director’s specific experience, qualifications, and skills and has concluded that each person should continue to serve on our board of directors. Accordingly, our board has nominated each of our incumbent directors for re-election at the Annual Meeting. If you properly execute and return the enclosed proxy card, the persons named as proxies in the proxy card will vote your shares FOR the election of the nominees named below, unless you direct otherwise. Each nominee has consented to be named and to serve as a director if elected. If any nominee should become unavailable for election or to serve as a director for any reason, the proxies will be voted for the election of such substitute nominee as the board may designate. The six nominees receiving the highest number of affirmative votes will be elected as our directors.

There are no familial relationships among any of our directors, director nominees, officers, and key employees.

The board of directors recommends that you vote FOR the election of each of the six director nominees listed below.

Name	Age	Director Since	Principal Occupation and Business Experience
Dawn G. Lepore	55	October 2004	President, Chief Executive Officer and Chairman of the Board, drugstore.com, inc.

			Ms. Lepore has served as president, chief executive officer and chairman of the board of drugstore.com, inc. since October 2004. Ms. Lepore served as vice chairman—Active Trader, technology, operations, administration and business strategy of The Charles Schwab Corporation (“CSC”) from August 2003 to October 2004. CSC, through Charles Schwab & Co., Inc. (“Schwab”) and its other operating subsidiaries, is a financial services firm. Ms. Lepore served as vice chairman—technology, Active Trader, operations, and administration of CSC and Schwab from May 2003 until August 2003, as vice chairman—technology, operations and administration of CSC and Schwab from July 2002 until May 2003, as

Name	Age	Director Since	Principal Occupation and Business Experience
			vice chairman—technology and administration of CSC and Schwab from 2001 to 2002, as vice chairman and chief information officer of CSC and Schwab from 1999 to 2001, and as executive vice president and chief information officer of CSC and Schwab from 1993 to 1999. She joined Schwab in 1983. She currently serves as a director of eBay Inc. and The New York Times Company. Ms. Lepore received a B.A. from Smith College.

			Ms. Lepore’s extensive management experience and leadership skills, her functional competence in information technology, and her experience leading CSC’s efforts using online tools give her the insights to make effective strategic and operational decisions for drugstore.com. Her outside board work coupled with her extensive network of external advisors helps to ensure that an external perspective influences key decisions.

Richard W. Bennet III	57	November 2006	Co-Chief Executive Officer, CCA Global Partners.

Mr. Bennet was appointed in January 2008 as the Co-Chief Executive Officer of CCA Global Partners, a cooperative of independent retail stores providing buying service and infrastructure to 3,600 locations with revenues of over $10 billion. Previously, Mr. Bennet was President and Chief Executive Officer of Direct Holdings Worldwide, an international direct marketing business with a variety of holdings including Lillian Vernon catalog and Time Life entertainment. Mr. Bennet has more than 30 years of leadership and management experience in the retail industry. He served in various management positions including President and CEO of Famous Barr and Kaufmanns, both retail department stores. In 2000, he was appointed Vice Chairman of May Department Stores, a $14 billion retail enterprise. Mr. Bennet received his undergraduate degree from Central Missouri State University and an MBA from Washington University.

Mr Bennet brings extensive executive experience with marketing and retail companies that helps shape board decisions regarding marketing and customer-centric strategy.

Geoffrey R. Entress	46	November 2006	Venture Partner, Voyager Capital.

			Mr. Entress joined Voyager Capital, a venture capital firm, as a Venture Partner in February 2008. From December 2007 until then, he was a Venture Partner with Madrona Venture Group, a venture capital firm. Prior to being named a Venture Partner, he was, at various times since March 2000, a Principal, a Senior Associate and an Associate with Madrona Venture Group. Prior to joining Madrona Venture Group, from June 1999 to March 2000, he was a founder and the Chief Financial Officer of UrbanEarth.com, a Seattle-based Internet start-up. From December 1998 to June 1999, Mr. Entress was a securities lawyer with Perkins Coie, LLP, a law firm, and, prior to receiving his law degree, he managed financial analysis and

Name	Age	Director Since	Principal Occupation and Business Experience
			reporting groups at Salomon Brothers and The Prudential Home Mortgage Company. He has also held positions at Mellon Bank, Priority Investment Management, and Duquesne Capital Management. In addition, Mr. Entress serves on the boards of several privately held companies. Mr. Entress received his bachelor’s degree in English and Economics from the University of Notre Dame, an MS in Industrial Administration from Carnegie Mellon University, and a law degree from the University of Michigan Law School.

			As a venture capital investor, Mr. Entress has extensive strategic and financial experience, specifically with eCommerce and other growth companies. He has evaluated, invested in, and served as a board member of numerous companies. His broad-based view is further supplemented by his education and practical experience in corporate law and finance. Mr. Entress was nominated to serve on our board by Amazon.com, Inc.

Jeffrey M. Killeen	56	August 2006	Chairman and CEO, GlobalSpec Inc.

			Mr. Killeen is the chairman and CEO of GlobalSpec Inc., a vertical search, information services, and e-publishing company, a position he has held since January, 2002. Mr. Killeen has more than 25 years of executive management experience in the media, information services, and Internet industries. Prior to joining GlobalSpec, he was CEO of Forbes.com from 1999-2001. Mr. Killeen has also held positions as the Chief Operating Officer of barnesandnoble.com, as CEO of Pacific Bell Interactive

Media, as CEO of ESS Ventures (a joint venture of Pacific Bell and the Los Angeles Times) and as President of American Insurance Services Group. Mr. Killeen began his career with The Dun & Bradstreet Corporation, holding a number of executive positions at several D&B subsidiary companies. Mr. Killeen also serves on the boards of SkyTerra Corporation, The Center For Disability Services and The Lake George Opera Company. Mr. Killeen received his B.A. degree in Political Science from St. Lawrence University.

Mr. Killeen brings substantial executive and operational experience and critical insights into the management and operations of eCommerce and technology companies.

William D. Savoy	45	July 1999	Consultant.

			Mr. Savoy has served as a consultant for the Muckleshoot Indian Tribe, in the areas of strategic planning, economic development, and portfolio management, since May 2005. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity managing the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a

Name	Age	Director Since	Principal Occupation and Business Experience

venture capital fund, and Vulcan Northwest, an investment entity managing Paul Allen’s personal financial activities. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as the president of the portfolio and asset management division of Vulcan Inc., managing Vulcan’s commercial real estate, hedge fund, treasury, and other financial activities, and as the president of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as the president and chief executive officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990, and as its chief financial officer from August 1988 to June 1989. He serves as a director of Charter Communications, Inc. and previously served on the advisory board of DreamWorks SKG and as a director of RCN Corporation. Mr. Savoy received a B.S. in computer science, accounting, and finance from Atlantic Union College.

Mr. Savoy is our longest serving board member and offers institutional knowledge and experience to the board as it shapes our future. Mr. Savoy’s consulting and financial advising experience aids the board’s strategic and financial planning. As a venture capital investor, Mr. Savoy has evaluated and invested in numerous companies. Mr. Savoy’s service on other boards make him a valuable source of strategic, operational, and corporate governance guidance.

Gregory S. Stanger	45	April 2003	Chief Financial Officer, Chegg, Inc.

Mr. Stanger is chief financial officer of Chegg, Inc., a textbook rental service. Mr. Stanger has served as Venture Partner of Technology Crossover Ventures (“TCV”), a venture capital firm investing in technology companies, since June 2005. From December 2003 until June 2005, Mr. Stanger served as Executive in Residence of TCV. He served as senior vice president, chief financial officer, and director of Expedia Inc., an online travel company, from February 2002 to December 2003 and as its chief financial officer from October 1999 to December 2003. Before joining Expedia, he served as senior director, corporate development of Microsoft Corporation and held various positions within Microsoft’s finance and corporate development departments since 1991. Mr. Stanger serves on the board of directors of Netflix, Bridgevine, Global Market Insite, and Infovell. Mr. Stanger received a B.A. from Williams College and an M.B.A. from the University of California at Berkeley.

Mr. Stanger’s managerial experience and his service on numerous boards make him a valuable source of strategic, operational, and corporate governance guidance. As the former chief financial officer of a publicly traded corporation, Mr. Stanger brings significant financial and accounting experience to the board and specifically in his role as chair of our Audit Committee.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Messrs. Bennet, Killeen, Savoy, and Stanger are “independent” within the meaning of rules of the NASDAQ Stock Market. The audit committee, compensation committee, and nominating committee are composed entirely of independent directors.

Board and Committee Meetings

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held seven meetings (including special meetings) and took action by unanimous written consent once during our fiscal year ended January 3, 2010. In fiscal year 2009, no incumbent director attended fewer than 75% of the aggregate number of board meetings and meetings of board committees on which she or he served, except Mr. Bennet, who attended three of the five audit committee meetings during 2009.

Our non-management directors meet without management present each time the full board convenes for a regularly scheduled meeting. If the board of directors convenes a special meeting, the non-management directors meet in executive session if circumstances warrant.

Board Committees

The board of directors had three standing committees during 2009: the audit committee, the compensation committee, and the nominating committee. These committees are responsible to the full board. In January 2009, the board established a special equity awards committee, which reports to the Compensation Committee.

Audit Committee

The audit committee operates pursuant to a written charter and is responsible for:

•

overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements, and internal control over financial reporting and the review of our interim consolidated financial statements;

•	retaining, approving, and compensating all services to be provided by, and overseeing the qualifications, independence and performance of our independent registered public accounting firm;

•	assisting board oversight of our compliance with legal and regulatory requirements; and

•	fulfilling the other responsibilities set out in its charter.

The audit committee is currently composed of Messrs. Bennet, Savoy, and Stanger (chair). The board of directors has determined that, in addition to qualifying as an “independent director” under current NASDAQ rules, each of Messrs. Bennet, Savoy, and Stanger meet the independence and financial literacy requirements for audit committee members under the applicable rules of the Securities and Exchange Commission and NASDAQ. The board of directors has determined that each of Messrs. Stanger and Savoy is an “audit committee financial expert” within the meaning of applicable SEC rules.

The audit committee met five times and took action by unanimous written consent twice during fiscal year 2009. The report of the audit committee is set forth on page 38. The audit committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Compensation Committee

The compensation committee operates pursuant to a written charter and is responsible for:

•	evaluating and approving our policies and programs for executive compensation, including performance-based and long-term compensation;

•	evaluating the performance of our executive officers and approving their compensation;

•	reviewing and making recommendations regarding the compensation of certain nonexecutive employees, directors, and consultants;

•

approving and making grants and awards of stock, stock options, and other equity securities to our executive officers, directors, and certain other employees and persons, and administering our stock option plans;

•	reviewing and approving executive employment, severance, retirement, and change of control agreements; and

•	fulfilling the other responsibilities set out in its charter.

The compensation committee may delegate certain of its responsibilities to a subcommittee of the compensation committee. Any such subcommittee must report regularly to the compensation committee on any actions that it takes on behalf of the committee. With respect to executive officers other than the chief executive officer, the compensation committee considers the recommendation of the chief executive officer, whose recommendation is based on management objectives and her evaluation of the executive officer’s performance.

The compensation committee is also responsible for selecting, retaining, and replacing compensation and benefits consultants and other outside consultants to provide independent advice to the committee, as it deems necessary or appropriate.

The compensation committee is currently composed of Messrs. Killeen and Savoy (chair). In addition to qualifying as an “independent director” under NASDAQ rules, each member of the compensation committee meets the definition of “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

The compensation committee met four times during fiscal year 2009 and took action by unanimous written consent on three other occasions. In addition, the compensation committee met periodically and informally with the company’s CEO throughout fiscal year 2009. The report of the compensation committee is set forth on page 38. The compensation committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Nominating Committee

The nominating committee operates pursuant to a written charter and is responsible for:

•

identifying individuals qualified to become board members, selecting (or recommend that the board select) all candidates to stand for election or re-election as directors at our annual meetings of stockholders, and filling vacancies in the board;

•

evaluating and recommending to the board directors for appointment to committees of the board and making recommendations regarding the composition, purpose, structure, and operations of the committees of the board;

•	considering and making recommendations to the board of directors regarding board composition and size, periodic rotation or retirement of board or committee members, and related matters; and

•	fulfilling the other responsibilities set out in its charter.

The nominating committee may, in its discretion, retain a third-party search firm to assist it in identifying and evaluating potential candidates.

The nominating committee considers director candidates recommended by either of its members, by other board members, by management, and by stockholders, as well those identified by any third-party search firm it may retain. From time to time, the committee has engaged a third-party search firm to assist in identifying or evaluating potential director nominees The nominating committee has not established any special qualifications or minimum criteria for director nominees. In searching for and evaluating potential candidates for director nominees, the nominating committee takes into account such factors as it deems appropriate. These factors may include, but are not limited to, the experience, education, background, and expected contributions of such director candidates and the current directors, any potential conflicts of interest, including financial relationships, the diversity of the board of directors, and the evolving needs of drugstore.com. The nominating committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

•	collecting a list of potential candidates based on recommendations from other board members, management, stockholders, or other parties or through the engagement of a search firm;

•	evaluating potential conflicts, including financial relationships, and the director’s ability to represent the interests of all stockholders;

•	conducting committee meetings and communicating with the board of directors and management to narrow the list of potential candidates;

•	interviewing a select group of candidates; and

•	selecting a candidate most likely to advance the best interests of drugstore.com and its stockholders.

The nominating committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its members, other board members or other persons. Stockholder recommendations for director candidates should be sent by certified or registered mail to: Nominating Committee, c/o Secretary, drugstore.com, inc., 411 108 th Avenue NE, Suite 1400, Bellevue, Washington 98004. The recommendation must provide the following information for each candidate recommended:

•	the candidate’s name, age, business and residence addresses, and principal occupation or employment, and an indication of whether the candidate has expressed a willingness to serve;

•	the number of shares of drugstore.com stock beneficially owned by the candidate;

•	the name, address, and phone number of the stockholder or group of stockholders making the recommendation, and the number of shares beneficially owned by such stockholder or group of stockholders;

•

to the extent the stockholder or group of stockholders making the recommendation is not a registered holder of such securities, proof of the number of shares beneficially owned and length of time held; and

•	any other information required by law to be disclosed in connection with the solicitation of proxies for the election of directors, and any other information that drugstore.com may reasonably require.

For more information regarding the dates by which we must receive director candidate nominations to be considered for inclusion in the proxy materials for, or to be presented at, the 2010 annual meeting of stockholders, see the section entitled “Stockholder Proposals for 2011 Annual Meeting” on page 63. The nominating committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Amazon.com, our largest stockholder, designated Geoffrey R. Entress to serve as its nominee on the board of directors. The nominating committee has not received a director nominee recommendation from any other stockholder (or group of stockholders) that beneficially owns more than 5% of our common stock. Each of the director nominees listed in Proposal 1 is a current director standing for re-election.

The nominating committee currently consists of Messrs. Killeen and Savoy (chair). The board of directors has determined that Messrs. Killeen and Savoy are “independent” within the meaning of the NASDAQ rules. The nominating committee did not meet separately during fiscal year 2009.

Special Equity Awards Committee

The special equity awards committee does not have a written charter, but operates pursuant to a specific delegation of authority from the board of directors and is responsible for approving grants of restricted stock awards under our 2008 Equity Incentive Plan to eligible recipients who are not our executive officers, non-employee directors, contractors, or subject to Section 16 of the Securities Exchange Act of 1934. The special equity awards committee currently consists of Mr. Savoy and Ms. Lepore. This committee acted by unanimous written consent once in fiscal year 2009.

Board Leadership Structure and Board’s Role in Risk Oversight

Our chief executive officer serves as chairman of our board of directors. We feel that in this combined role, she can provide unique insight into the company’s business, industry, and strategic opportunities, consistent and reliable communication between our board and management, clear accountability for the execution of our strategy, effective decision-making, and alignment on corporate strategy. We do not have a lead independent director.

The board believes full and open communication between it and management is essential for effective risk management and oversight. Members of our board meet regularly with our chief executive officer and other senior officers to discuss strategy and risks facing the company. Senior management attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk management-related and any other matters. Senior management is also asked to contribute to the agenda for these meetings, so that each functional division of the company can identify topics that may require board attention. Each quarter, senior management presents to the board on strategic matters involving our operations and strategic initiatives and discusses with the board key strategies, challenges, risks, and opportunities for the company.

Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, is responsible for the oversight of risk management. In its risk oversight role, the board of directors monitors whether the risk management processes that management has designed and implemented are effective both as designed and as executed.

While the board is ultimately responsible for the company’s risk oversight, our board committees assist the board with these responsibilities in certain areas. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee assists the board with its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee reviewed the company’s compensation policies and practices for all employees, including our executive officers, related to risk management and whether they may encourage excessive risk-taking or are reasonably likely to have a material adverse effect on the company. The committee identified several elements of our compensation program that discourage management from taking unreasonable risks relating to our business and instead encourage behaviors that support sustainable, long-term value creation, including:

•	compensation mix that balances reasonable base salaries with an at-risk annual cash bonus incentive plan and long-term equity incentives;

•	a broad-based bonus plan that contemplates strategic incremental goals and thresholds, based on multiple key metrics, and allows for significant differentiation based on individual performance;

•	cash bonuses capped at 175% of an employee’s target bonus amount;

•	compensation committee discretion over cash and equity incentive program payouts;

•	performance evaluations that consider employee’s demonstration of our core company values, including respect and responsibility.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them care of: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The Secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend annual meetings. All of our directors were present at the 2009 annual meeting.

Director Compensation

The following table sets forth the total compensation awarded to, earned by, or paid to our non-employee directors for services rendered to drugstore.com during fiscal year 2009.

Name	Fees Earned or Paid in Cash		Stock Awards(1)(2)	Option Awards(1)(3)		Total
Richard W. Bennet III	$23,750	(4)	$58,200	$55,800	(5)	$137,750
Geoffrey R. Entress	$10,833	(6)	$58,200	$55,800	(5)	$124,833
Jeffrey M. Killeen	$26,667	(7)	$58,200	$55,800	(8)	$140,667
William D. Savoy	$37,083	(9)	$58,200	$55,800	(10)	$151,083
Gregory S. Stanger	$23,750	(4)	$58,200	$55,800	(10)	$137,750

(1)	Represents the grant date fair value of equity awards granted to each of the directors, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Share Based Payment. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to note 11 of our consolidated financial statements in our annual report on Form 10-K for the year ended January 3, 2010, as filed with the SEC. These amounts reflect the grant date fair value of these awards, and may not correspond to the actual value that will be recognized by the directors.
(2)

For each director, this amount represents an award of 30,000 shares of restricted stock, which shares were granted in June 2009 and are scheduled to vest in full on the date of our 2010 annual meeting. However, if stockholders do not approve Proposal 2 (“Proposal 2—Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for

Issuance under the Plan”) or Proposal 3 (“Proposal 3—Approval of an Additional Amendment to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”), the shares will be forfeited pursuant to the terms of the Plan and related restricted stock award agreement.
(3)	For each director, this amount represents an option to purchase 30,000 shares of our common stock, which option was granted in June 2009 and is scheduled to vest in full on the date of our 2010 annual meeting. However, if stockholders do not approve Proposal 2 or Proposal 3, this option will be forfeited pursuant to the terms of the Plan and related stock option agreement.
(4)	Includes $7,500 paid to this director in 2010 for services rendered in 2009.
(5)	As of January 3, 2010, we had granted these directors options to purchase an aggregate of 190,000 shares, which options had vested with respect to 137,142 shares.
(6)	Includes $3,750 paid to Mr. Entress in 2010 for services rendered in 2009.
(7)	Includes $8,750 paid to Mr. Killeen in 2010 for services rendered in 2009.
(8)	As of January 3, 2010, we had granted Mr. Killeen options to purchase an aggregate of 190,000 shares, which options had vested with respect to 142,857 shares.
(9)	Includes $11,250 paid to Mr. Savoy in 2010 for services rendered during 2009.
(10)	As of January 3, 2010, we had granted these directors options to purchase an aggregate of 202,500 shares, which options had vested with respect to 172,500 shares.

Ms. Lepore, our president, chief executive officer and chairman of the board, receives compensation as an employee of drugstore.com but receives no additional compensation for her service as director. For details of our arrangements with Ms. Lepore, see the section entitled “Executive Compensation.” We reimburse all directors for certain expenses they incur in connection with attendance at board and committee meetings.

Our non-employee directors receive annual cash compensation as follows for their service as members of the board of directors, and board committees.

Board/Committee	Annual Cash Fee
Board of Directors	$15,000
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating Committee	$5,000

Non-employee directors are also eligible to receive other equity grants under our 2008 Plan. Each year for his service during the one-year term following his election (or re-election) at our annual stockholders meeting, we historically have granted each of our non-employee directors an option to purchase 30,000 shares of our common stock. The exercise price of the option is the market price per share on the date of grant. These options vest in full on the first anniversary of the date of grant. In addition, we have generally granted options to new non-employee directors at the time they first join our board of directors. In 2010, the board determined that beginning in 2010, it would grant stock appreciation rights in lieu of stock options for annual service and to any newly elected non-employee directors. In addition, in June 2009, we granted a one-time award of 30,000 shares of restricted stock to each of our non-employee directors. These one-time awards were in recognition of our directors’ continued service on our board of directors and the fact that a significant portion of their then-currently outstanding options were “out-of-the-money” for reasons we felt were in large part a function of the overall economy rather than company performance. These shares are scheduled to vest in full on the first anniversary of the date of grant. However, if stockholders do not approve Proposal 2 (“Proposal 2—Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for Issuance under the Plan”) or Proposal 3 (“Proposal 3—Approval of an Additional Amendment to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”), the shares will be forfeited pursuant to the terms of the Plan and related restricted stock award agreement.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal year 2009 were Jeffrey M. Killeen and William D. Savoy. Neither was an officer or employee of drugstore.com or any of its subsidiaries at any time during fiscal year 2009, and neither of them has ever been an officer of drugstore.com or any of its subsidiaries. In addition, none of the executive officers of drugstore.com served on the compensation committee of any entity or as a director of an entity that employs any of the members of the compensation committee.

PROPOSAL NO. 2—APPROVAL OF AN AMENDMENT TO OUR 2008 EQUITY INCENTIVE PLAN

TO DECREASE THE SHARE RATIO AND TO INCREASE BY 250,000 THE NUMBER OF SHARES

AVAILABLE FOR ISSUANCE UNDER THE PLAN

Overview

The board of directors is asking our stockholders to approve a proposed amendment to our 2008 Equity Incentive Plan (the “2008 Plan”). The board approved the material terms of the amendment on March 8, 2010, and directed its compensation committee to finalize the proposed amendment. On April 20, 2010, the compensation committee approved the amendment, subject to stockholder approval at the 2010 annual meeting. If approved by the stockholders, the amendment will:

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decrease, retroactively to the inception of the 2008 Plan, from 3 to 1.33, the share ratio applied for purposes of counting “full-value awards” (which are awards of restricted stock, restricted stock units, performance shares and performance units and awards of stock options and stock appreciation rights with an exercise price or purchase price less than the fair market value of the stock on the date the award is granted), granted under the 2008 Plan against the shares remaining available under such plan; and

•	increase, by 250,000 shares, the number of shares of drugstore.com common stock available for issuance under the 2008 Plan.

A copy of the proposed amendment and restatement of the 2008 Plan under this Proposal 2 is attached as Appendix A to this proxy statement. Through a separate proposal (“Proposal 3—Approval of an Additional Amendment to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”), drugstore.com also is asking stockholders to approve an additional increase to the number of shares of drugstore.com common stock available for issuance under the 2008 Plan. If both this Proposal 2 and Proposal 3 are approved by stockholders, the 2008 Plan will be updated to reflect the amendments under both proposals.

The board believes strongly that the approval of the amendment of the 2008 Plan under this Proposal 2 is essential to our continued success. The board believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. Moreover, the board believes that the 2008 Plan increases our ability to achieve this objective by allowing for several different forms of long-term incentive awards, which the board believes will help us to recruit, reward, motivate and retain talented personnel.

drugstore.com recently discovered that the share limit set forth in the 2008 Plan was exceeded as a result of the inadvertent and incorrect application of the 2008 Plan’s share reserve provisions. The 2008 Plan requires that any award of full-value awards, such as restricted stock, restricted units, performance shares or performance units, be counted against the shares remaining available for issuance under the 2008 Plan as three shares for every one share subject to such full value award. We refer to this provision of the 2008 Plan as the “fungible share provision.” Specifically, the company discovered that, when it first introduced restricted stock awards as part of its equity compensation program in October 2008, it neglected to count the shares subject to those awards against the share reserve in accordance with the three-to-one fungible share provision. Due to an inadvertent administrative error, rather than deducting from the share reserve three shares for each share subject to the October 2008 restricted stock awards, it deducted only one share for each share subject to the awards. If the October 2008 awards had been properly reflected in the 2008 Plan share reserve, the 2008 Plan share reserve would have been sufficient to cover that number of shares. However, as the Company continued to make grants of equity awards under the 2008 Plan after October 2008, the 2008 Plan’s actual share reserve was much lower than the Company incorrectly calculated. As a result of the incorrect accounting for the full-value awards granted, beginning with certain restricted stock awards made in April 2009 in conjunction with our annual performance review process, we have now granted awards in excess of the share reserve authorized under the

2008 Plan as limited by the fungible share provision. Since then, we have notified the recipients of those affected awards that they would not become vested, and that we would not release or deliver certain restricted stock awards, and that we would also not allow the exercise of certain options and stock appreciation rights that remained unvested as of the discovery of this share reserve counting error, unless and until our stockholders approve an amendment to the 2008 Plan that would provide sufficient shares for those awards. If stockholders do not approve this Proposal 2 (or Proposal 3, as that would also provide sufficient shares to cover affected awards), those affected awards would be forfeited, and drugstore.com would lose the incentive and retention value associated with those awards.

Many companies’ equity plans do not incorporate a fungible share provision. However, despite the incorrect application of the provision, we believe that this feature of our 2008 Plan reflects our commitment to best practices and effective management of equity compensation. We believe that a properly calculated fungible share provision reflects the relative fair value of full-value awards as compared to stock options or stock appreciation rights. Prior to discovering the erroneous application of our fungible share provision, the company engaged an equity compensation consultant to evaluate its equity compensation practices and the elements of the 2008 Plan, including the fungible share provision. The consultant advised that based on an external valuation methodology, the current three-to-one fungible share provision did not accurately reflect an equivalent fair value comparison, and that in fact such a provision had not done so since the adoption of the 2008 Plan. Rather, the current three-to-one fungible share provision reduces the 2008 Plan share reserve in an amount greater than that that would have been required had the provision been instead based on the correct equivalent fair value comparison. As a result, this ratio disproportionately counts the grant of full-value awards for purposes of determining shares that remain available under the 2008 Plan. After our equity compensation consultant provided this advice regarding the excessive nature of the fungible share provisions of the 2008 Plan, we discovered the erroneous application of the provision in our operation of the 2008 Plan. The combination of the effect of our disproportionate fungible share ratio and our recent introduction of restricted stock as an integral component of our equity compensation program has resulted in increased share usage under the 2008 Plan. The requested reduction of our fungible share ratio in this amendment is intended not simply to cure the company’s misapplication of the provision, but also to reflect more closely the relative fair value of our stock option and stock appreciation awards as compared to full-value awards, as determined according to a more appropriate external valuation methodology.

Since identifying the error, no awards have been granted under the 2008 Plan, no affected stock options or stock appreciation rights have been exercised, and no shares have been released from escrow that were subject to affected and outstanding restricted stock awards. However, in conjunction with the company’s annual performance review process, the integration of our newly acquired subsidiary, Salu Beauty, Inc., and in our ordinary course of hiring and promoting key personnel, our management has proposed to the compensation committee for its consideration a series of awards that the company would have made in the ordinary course to employees other than our named executive officers but for the impact of the current fungible share provision. The committee has deferred any final determination of these “potential awards,” but has estimated that it would need an aggregate of approximately 1,163,519 shares (if the proposed decrease to the fungible share provision under this Proposal 2 were approved) to be authorized in order to grant these potential awards that it otherwise would have made through the date of the Annual Meeting. Based on these discussions, the board of directors recommends that in addition to the amendment of the fungible share provision, the 2008 Plan be amended further to increase the number of shares available for issuance by 250,000 shares, so that it may grant the awards proposed by management.

The approval of the proposed amendment to the 2008 Plan requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting.

The board of directors recommends that you vote FOR the approval of the amendment to the 2008 Plan to decrease retroactively the fungible share provision and to increase the number of shares reserved for issuance under the 2008 Plan.

Why You Should Vote for the Amendment of the 2008 Plan under this Proposal 2

The board believes that our employees are one of our most valuable assets and that the awards permitted under the 2008 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our long-term goals. In particular, and as discussed further below, we believe that if stockholders do not approve the proposed amendments and, as a result, the holders of the awards inadvertently granted in excess of the number of shares available under the 2008 Plan after the corrected application of the fungible share provision are required to forfeit such awards, it would have a negative impact on such individuals and on the company. drugstore.com would lose the incentive and retention value of such awards, and employee morale would suffer. In addition, if stockholders do not approve the amendments, drugstore.com would not have shares available under the 2008 Plan so as to provide the ability to grant any future awards which might have otherwise been proposed by management and approved by the compensation committee. We believe that providing our officers, employees, and directors an opportunity to hold an ownership interest in the operations and future success of drugstore.com will motivate them to serve drugstore.com and its stockholders through the employees’ additional efforts to grow our business. We believe that equity awards are a valuable incentive to participants and will benefit stockholders by aligning more closely the interests of 2008 Plan participants with those of our stockholders.

We ask stockholders to consider the following factors and to vote for the proposed amendment of the 2008 Plan:

Equity incentive awards are an important part of our overall compensation philosophy. The 2008 Plan is critical to our ongoing effort to build stockholder value. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity incentive awards have historically been and remain a critically important component of our compensation program. Our compensation committee believes that our ability to grant equity incentive awards to employees is an important factor in our ability to attract, retain and motivate key employees. Our compensation committee believes that equity compensation provides a strong incentive for employees to work to grow the business and build stockholder value.

Share exhaustion under the 2008 Plan would harm the competitiveness of our compensation offering. Without this amendment or the amendment under Proposal 3, we have no shares available for issuance under the 2008 Plan to meet our current and future compensation requirements. We believe we must continue to offer a competitive equity compensation plan in order to attract and motivate our workforce. While we could consider increasing cash compensation if we are unable to grant equity incentives, we believe it would be more prudent to conserve our cash reserves, particularly in light of our overall business plans, including the integration of our newly acquired subsidiary, Salu Beauty, Inc., and our future plans for a second distribution center to meet the growing needs of our business and those of our strategic partners, and the general uncertainty surrounding market conditions. We also believe that our inability to award equity compensation will result in difficulty attracting, retaining and motivating our employees. We believe equity awards will be important to our retention of key employees of Salu Beauty. Equity-based awards are a more effective compensation vehicle than cash at a growth-oriented company such as drugstore.com because they align employee and stockholder interests with a smaller impact on current income and cash flow. Therefore, we are asking our stockholders to approve the amendment of the 2008 Plan under this Proposal 2.

Without an amendment to the 2008 Plan, a large portion of the awards granted to our employees in 2009 would be invalidated and the company could incur additional liabilities. Our common stock is listed on the NASDAQ Global Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards. Because we granted awards in excess of the share reserve limit after properly applying our fungible share provision, we may be deemed to have issued securities pursuant to the 2008 Plan without stockholder approval. Accordingly, we were deemed to be out of compliance with certain Nasdaq rules regarding stockholder approval of equity issuances, but have now regained compliance.

Promptly after we realized the error in applying the fungible share provision, and in accordance with applicable Nasdaq listing standard requirements, we notified Nasdaq and, on March 10, 2010, we submitted a letter to Nasdaq with our plan to regain compliance with the applicable Nasdaq rules. As part of our proposed compliance plan, we notified Nasdaq that we intended to include a proposal in this proxy statement for one or more amendments to the 2008 Plan to revise the fungible share provision and/or add additional shares to the 2008 Plan share reserve. Our proposed compliance plan explained that the release and delivery of certain restricted stock awards and the exercise of certain unvested options and stock appreciation rights is, pursuant to their terms, conditioned on approval by our stockholders of such an amendment to the 2008 Plan. In addition, we provided notice to affected award recipients on March 15, 2010 informing them that we will not vest, release or deliver all or a portion of certain restricted stock awards and that unvested options and stock appreciation rights would not be permitted to be exercised unless and until our stockholders approve an appropriate amendment to the 2008 Plan. On March 16, 2010, Nasdaq informed us that by providing the foregoing notice to affected award recipients and by conditioning the issuance of any shares of drugstore.com common stock on stockholders approving an amendment to the 2008 Plan, that drugstore.com had regained compliance with the applicable rules.

Although we have regained compliance with the applicable Nasdaq rules, the affected shares of restricted stock and unvested stock options and stock appreciation rights remain subject to forfeiture. If our stockholders do not approve the proposed amendment to the 2008 Plan under this Proposal 2 (or the proposed amendment under Proposal 3), a significant portion of the awards made to our employees since October 2008 would be deemed forfeited pursuant to their terms and conditions. This forfeiture could significantly reduce the morale of the affected recipients. Further, our inability to award equity securities to our employees pursuant to the 2008 Plan in the future could cause a more widespread reduction in employee morale. In addition, although the terms of the 2008 Plan and the specific provisions of each affected award provide that stockholder approval must be obtained prior to any shares being issued pursuant to any such award, recipients of forfeited awards may believe they were still nevertheless entitled to such awards and as such could bring claims against us for failing to deliver the shares underlying any such awards. Any of these events could harm our business and the trading price of our common stock.

We manage our equity incentive award use carefully, and continue to monitor and adapt that usage as necessary in light of changes in the regulatory and competitive landscape. The compensation committee carefully monitors our total dilution, burn rate and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. Working with compensation consultants in recent years, we have worked to ensure that our equity compensation program and terms of our 2008 Plan are competitive in light of the markets in which we compete for talent and, at the same time, in the best interest of our stockholders.

Our Commitment to Best Compensation Practices

The 2008 Plan includes a number of important provisions, summarized below, that are designed to protect our stockholders’ interests and that reflect our commitment to best practices and effective management of equity compensation:

•

Plan Limits and Additional Shares. The 2008 Plan authorizes a fixed number of shares, and requires stockholder approval to increase the maximum number of securities that may be issued under the 2008 Plan. The 2008 Plan does not contain an evergreen provision or other feature that periodically adds new shares for grant thereunder.

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Application of Fungible Share Ratio for Counting Grant of Full Value Awards. In October 2008, we introduced restricted stock awards to our equity incentive compensation program. Under the 2008 Plan, every share underlying such a full-value award is subject to a fungible share ratio that reduces the number of shares available for issuance under the plan by a factor greater than one. The current fungible share ratio is three shares for every full-value share awarded. As part of the proposed amendment, we would decrease the fungible share ratio to 1.33 shares for each full-value share awarded to reflect the relative fair value of full-value awards, such as restricted stock, as compared to stock option or stock appreciation right awards.

•

Reasonable Share Counting Provisions. In general, when awards granted under the 2008 Plan expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of common stock that are delivered by the grantee or withheld by drugstore.com as payment of the exercise price in connection with the exercise of a stock option or stock appreciation right or payment of the tax withholding obligation in connection with any award will not be returned to the share reserve.

•

No Repricing. Under the 2008 Plan, repricing of stock options and stock appreciation rights (including reduction in the exercise price of an award or replacement of an award with cash or another award type) is prohibited without stockholder approval.

•

No Discount Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•

Limitation on Amendments. The Company will obtain stockholder approval of any amendment to the extent required by applicable law, including the rules of Nasdaq. Under Nasdaq’s current rules, no material amendments that will increase the benefits under the 2008 Plan (unless an exception from Nasdaq’s rules is available) or that will increase the aggregate number of shares that may be issued under the 2008 Plan can be made to the plan without stockholder approval.

•

Section 162(m) Eligibility. Under the 2008 Plan, the Compensation Committee will have the flexibility to approve equity and cash awards eligible for treatment as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Description of the 2008 Equity Incentive Plan

The following is a summary of the principal features of the 2008 Plan, as amended and restated by this Proposal 2, and its operation. The summary is qualified in its entirety by reference to the amendment and restatement of the 2008 Plan itself set forth in Appendix A.

General.

The 2008 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Those who will be eligible for awards under the 2008 Plan include employees, directors and consultants who provide services to the Company and its affiliates. As of April 14, 2010, approximately 289 employees, directors and consultants were eligible to participate in the 2008 Plan. Since the 2008 Plan’s inception, awards have been granted to 64 employees and directors. The Company will not grant any additional awards under the 2008 Plan unless and until the stockholders approve the amendment to the 2008 Plan under this Proposal 2 or the amendment under Proposal 3.

Number of Shares of Common Stock Available Under the 2008 Plan.

The Board has reserved eight million (8,000,000) shares of our common stock for issuance under the 2008 Plan, plus up to fifteen million (15,000,000) shares subject to stock options or similar awards granted under the 1998 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Stock Plan that are forfeited to or that we repurchase. The shares may be authorized, but unissued, or reacquired common stock.

As of the date of this proxy statement, awards have been granted under the 2008 Plan as follows: awards of restricted stock for a total of approximately 3,508,422 shares have been granted to our employees, including our executive officers and 150,000 shares of our common stock were granted to our non-employee directors, stock options and stock appreciation rights to purchase approximately 3,719,751 shares of our common stock were granted to certain of our employees, and stock options to purchase approximately 300,000 shares of our common stock were granted to our non-employee directors. As a result of the incorrect application of the fungible share provision, we have granted awards in excess of the share reserve authorized under the 2008 Plan as limited by the fungible share provision, and as of April 14, 2010, have no shares available for future grant. If the amendment to the 2008 Plan under this Proposal 2 were currently in effect but the amendment proposed under Proposal 3 was not, as of April 14, 2010, we would have 1,439,379 shares of common stock, or approximately 1.4% of our outstanding shares, of our common stock available for future issuance. Were we to grant the “potential awards” described above, we would have 61,310 shares of common stock, or approximately 0.1% of our outstanding shares, of our common stock available for future issuance. As of April 14, 2010, the closing price on the NASDAQ Global Market of a share of drugstore.com common stock was $3.95.

If stockholders approve the amendment under this Proposal 2, shares subject to full-value awards (such as restricted stock, restricted stock units, performance shares and performance units) count against the share reserve as 1.33 shares for every one share subject to such an award. To the extent that a share that was subject to an award that counted as 1.33 shares against the 2008 Plan reserve pursuant to the preceding sentence is returned to the 2008 Plan, the 2008 Plan reserve will be credited with 1.33 shares that will thereafter be available for issuance under the 2008 Plan. If stockholders do not approve the amendment under this Proposal 2, the 2008 Plan will retain the current provision, under which full-value awards count against the share reserve as three (3) shares for every one share subject to such an award and, if such a share subject to such an award is returned to the 2008 Plan, the plan’s share reserve will be credited with three (3) shares.

If an award expires or becomes unexercisable without having been exercised in full, is expired pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2008 Plan (unless the 2008 Plan has terminated). If a stock appreciation right is settled in shares, the gross number of shares will cease to be available under the 2008 Plan. Shares used to pay the withholding tax and exercise price of an award will not become available for future grant or sale under the 2008 Plan. Awards paid out in cash rather than shares will not reduce the number of shares available for issuance under the 2008 Plan.

If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our common stock, the plan administrator will adjust the number and class of shares that may be delivered under the 2008 Plan, the number, class, and price of shares covered by each outstanding award, and the numerical per-person limits on awards.

Administration of the 2008 Plan.

Our board of directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by our board, will administer the 2008 Plan. To the extent drugstore.com wishes to qualify grants as exempt from Rule 16b-3 of the Securities Exchange Act, as amended,, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 Members of the committee must also qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent drugstore.com desires to be eligible to receive a federal tax deduction for certain compensation paid under the 2008 Plan. Currently, our compensation committee acts as plan administrator. Subject to the terms of the 2008 Plan, the plan administrator has the sole discretion to select the employees, consultants, and directors who will receive awards (although only employees may receive incentive stock options), determine and modify the terms and conditions of awards, including but not limited to the vesting criteria applicable to awards, and to interpret the provisions of the 2008 Plan and outstanding awards. Notwithstanding the foregoing, the plan administrator may not, without the approval of our stockholders, modify or amend an option or stock appreciation right to reduce the exercise price of that award after it has been granted or to cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price. Further, without the approval of our stockholders, the plan administrator may not institute an exchange program under which outstanding awards are surrendered or cancelled for another award and/or cash, and/or under which the exercise price of an outstanding award is reduced or a program under which the sale of awards to a financial institution or other person or entity is permitted.

Options.

The plan administrator is able to grant nonstatutory stock options and incentive stock options under the 2008 Plan. The plan administrator determines the number of shares subject to each option, although the 2008 Plan provides that a participant may not receive options or stock appreciation rights, in the aggregate, for more than five million (5,000,000) shares in any fiscal year.

The plan administrator, subject to the terms of the 2008 Plan, determines the terms and conditions of stock options granted under the 2008 Plan, including the vesting and exercisability conditions and the exercise price, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding capital stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with drugstore.com, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement. If no such period of time is stated in the participant’s award agreement, the participant will generally be able to exercise his or her vested option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights.

The plan administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock or in a combination of the two. All currently outstanding stock appreciation rights provide that they will be settled in stock only. Stock appreciation rights will become exercisable at the times and on the terms established by the plan administrator, subject to the terms of the 2008 Plan. The plan administrator, subject to the terms of the 2008 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2008 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed ten years. No participant will be granted stock appreciation rights or options, in the aggregate, covering more than five million (5,000,000) shares during any fiscal year.

After termination of service with drugstore.com, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her vested stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock.

Awards of restricted stock are shares of our common stock granted to participants that vest in accordance with the terms and conditions established by the plan administrator in its sole discretion. For example, the plan administrator may set restrictions based on the achievement of specific performance goals and/or continued service to drugstore.com. The award agreement will generally grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with drugstore.com for any reason (including death or disability). The plan administrator will determine the number of shares granted pursuant to an award of restricted stock, but no participant will be granted a right to purchase or acquire more than an aggregate of two million (2,000,000) shares of restricted stock, restricted stock units and performance shares during any fiscal year.

Restricted Stock Units.

Awards of restricted stock units result in a payment to a participant only if the vesting criteria the plan administrator establishes is satisfied. For example, the plan administrator may set restrictions based on the achievement of specific performance goals and/or continued service to drugstore.com. Once the participant has satisfied the applicable vesting criteria, he or she will be entitled to the payout specified in the award agreement. The plan administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to us. The plan administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than an aggregate of two million (2,000,000) restricted stock units, shares of restricted stock and performance shares during any fiscal year.

Performance Units and Performance Shares.

The plan administrator will be able to grant performance units and performance shares, which are awards that will result in a payment to a participant only if he or she meets the performance goals or other vesting criteria the plan administrator may establish or if the awards otherwise vest. The plan administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The plan administrator, in its sole discretion, may pay earned performance units and performance shares in cash, shares, or a combination thereof. During any fiscal year, no participant will receive more than an aggregate of two million (2,000,000) performance shares, shares of restricted stock and restricted stock units and no participant will receive performance units having an initial value greater than $5 million. Performance units will have an initial dollar value established by the plan administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

Performance Goals.

We have designed the 2008 Plan so that it permits us to pay compensation that qualifies as “performance-based” compensation under Section 162(m). Under Section 162(m), drugstore.com generally may not deduct for federal income tax purposes compensation paid to certain of our executive officers to the extent that any of these persons receive more than $1,000,000 in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, drugstore.com may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1,000,000 in a single year.

Among the requirements that must be met in order for awards of restricted stock, restricted stock units, performance shares and performance units to be “performance-based” are stockholder approval of the 2008 Plan and its material terms, setting limits on the number of awards that any individual may receive and for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid.

If the plan intends for an award to qualify as performance-based compensation for purposes of Section 162(m), then, at the plan administrator’s discretion, awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the 2008 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement, including: (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit (e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock price, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, and (x) total stockholder return. Any performance goals may be used to measure the performance of drugstore.com or any subsidiary or other business unit or segment of drugstore.com and may be measured relative to a peer group or index. Any performance goals may be measured (i) in absolute terms, (ii) against other companies, or (iii) on a pre-tax or post-tax basis. The performance goals may differ from participant to participant and from award to award. In establishing the performance goals, the plan administrator shall determine whether to determine such goal in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.

Transferability of Awards.

Awards granted under the 2008 Plan generally are not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control.

In the event of a merger or change of control of drugstore.com, each outstanding award will be treated as the plan administrator determines, including, without limitation, whether each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The plan administrator will not be required to treat all awards similarly in the transaction.

In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change of control, the plan administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the plan administrator in its sole discretion, and the option or stock appreciation right will terminate on the expiration of such period.

Amendment and Termination of the 2008 Plan.

The plan administrator will have the authority to amend, alter, suspend or terminate the 2008 Plan, except that stockholder approval will be required for any amendment to the 2008 Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2008 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the plan administrator in writing and signed by the participant and the Company. The 2008 Plan will terminate in 2018, unless the board terminates it earlier.

Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and drugstore.com of awards granted under the 2008 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.

No taxable income generally is reportable when we grant a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax (“AMT”), in which case AMT taxation occurs in the year of exercise and is similar as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss generally will be capital gain or loss.

Stock Appreciation Rights.

No taxable income generally is reportable when we grant a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.

A participant will not recognize taxable income upon the grant of restricted stock unless the participant elects to be taxed at that time. A participant also generally will not recognize taxable income at the time we grant an award of restricted stock units, performance shares or performance units. Instead, he or she generally will recognize ordinary income at the time of vesting equal to the difference between the fair market value of the shares on the vesting date and the amount, if any, paid for the shares. However, the recipient of a restricted stock award may elect, through a filing with the Internal Revenue Service, to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date we grant the award.

Tax Effect for the Company.

We generally will be entitled to a tax deduction in connection with an award under the 2008 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to certain other executives. Under Section 162(m) of the Code, the annual compensation we pay to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2008 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid and certain other conditions. The 2008 Plan has been designed to permit the plan administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A.

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution of certain severance-related benefits, including certain accelerated awards,commence no earlier than six months after such officer’s separation from service.

Awards granted under the 2008 Plan with a deferral feature will be subject to the requirements of Section 409A.

If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A that impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION ON PARTICIPANTS AND DRUGSTORE.COM WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2008 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Interests of Certain Persons in the 2008 Plan

In considering the recommendation of our board of directors with respect to the 2008 Plan, stockholders should be aware that our executive officers and directors are eligible to receive awards under the 2008 Plan and, therefore, have interests that may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the

2008 Plan and to recommend that our stockholders vote in favor of approving the 2008 Plan. The table in the following section sets forth the awards made to our executive officers and directors pursuant to the 2008 Plan.

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director or consultant may receive under the 2008 Plan in the future is in the discretion of the plan administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to stock options and stock appreciation rights granted under the 2008 Plan during fiscal year 2009, (ii) the average per share exercise price of such stock options and stock appreciation rights, and (iii) the aggregate number of shares of restricted stock awarded under the 2008 Plan during fiscal year 2009. The table also shows the number of shares subject to stock options, stock appreciation rights and restricted stock awards that will be forfeited if neither the amendment of the 2008 Plan pursuant to this Proposal 2 nor the amendment pursuant to Proposal 3 is approved by our stockholders.

Name of Individual or Group	Number of Options and SARs Granted (#)	Average Per Share Exercise Price ($)	Number of Options and SARs subject to forfeiture if Proposal 2 or 3 is not approved (#)	Average Per Share Exercise Price ($)	Number of Shares of Restricted Stock Awarded (#)	Number of Shares of Restricted Stock subject to forfeiture if Proposal 2 or 3 is not approved (#)
Dawn G. Lepore	594,650	2.28	594,650	2.28	36,728	36,728
President, Chief Executive Officer, and Chairman of the Board

Yukio Morikubo	140,432	2.28	140,432	2.28	16,384	16,384
Vice President, Strategy and General Counsel

Robert P. Potter	104,630	2.28	104,630	2.28	12,243	12,243
Vice President, Chief Accounting Officer

Tracy Wright	111,111	2.28	111,111	2.28	12,963	12,963
Vice President, Chief Finance Officer

All executive officers, as a group (4 persons)	950,823	2.28	950,823	2.28	78,318	78,318

All directors who are not executive officers, as a group (5 persons)	150,000	1.96	150,000	1.96	150,000	150,000

All employees who are not executive officers, as a group (559 persons)	2,335,228	1.82	1,593,907	2.42	503,104	470,447

The “potential awards” proposed by management (as discussed above) consist of options and/or stock appreciation rights with respect to 786,491 shares and 384,796 shares of restricted stock. Management has proposed granting these awards to a total of 220 employees, none of whom are executive officers or directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding securities issuable under our equity compensation plans as of January 3, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,635,725	(1)	$3.16	(2)	0
Equity compensation plans not approved by security holders	3,401,151	(3)	$1.96	(4)	0

Total	20,036,876		$2.95		0

(1)	Represents the 16,128,253 shares of common stock to be issued on the exercise of options outstanding under the 1998 Stock Plan and 507,472 shares of common stock to be issued on the exercise of options or stock appreciation rights outstanding under the 2008 Stock Plan, excluding the options and stock appreciation rights constituting “affected awards” discussed above in this Proposal 2 under “Overview.”
(2)	Represents the weighted average exercise price per share of options and stock appreciation rights outstanding under the 1998 Stock Plan and the 2008 Plan, excluding the options and stock appreciation rights constituting “affected awards” discussed above in this Proposal 2 under “Overview.”
(3)	Represents all shares subjected to options and stock appreciation rights constituting the “affected awards.” If stockholders do not approve Proposal 2 or Proposal 3, our current share reserve would be sufficient to cover the portion of these shares that vested on or before March 15, 2010, but the remaining shares will be forfeited pursuant to the terms of the Plan and related award agreements.
(4)	Represents the weighted average exercise price of the options and stock appreciation rights constituting “affected awards.”

PROPOSAL NO. 3—APROVAL OF AN ADDITIONAL AMENDMENT TO OUR 2008 EQUITY INCENTIVE PLAN TO INCREASE BY FIVE MILLION THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

Overview

The board of directors is asking our stockholders to approve an additional amendment to our 2008 Plan. The board approved the material terms of the proposed amendment on March 8, 2010, and directed its compensation committee to finalize the proposed amendment. On April 20, 2010, the compensation committee approved the amendment, subject to stockholder approval at the 2010 annual meeting. If approved by the stockholders, the amendment will increase, by five million shares, the number of shares of drugstore.com common stock available for issuance under the 2008 Plan.

A copy of the proposed amendment and restatement of the 2008 Plan under this Proposal 3 is attached as Appendix B to this proxy statement. Through a separate proposal (“Proposal 2—Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for Issuance under the Plan”), drugstore.com also is asking stockholders to approve a retroactive decrease in the fungible share ratio applied to certain equity awards and an additional increase to the number of shares of drugstore.com common stock available for issuance under the 2008 Plan. If both Proposal 2 and this Proposal 3 are approved by stockholders, the 2008 Plan will be updated to reflect the amendments under both proposals.

As discussed under Proposal 2, the board of directors believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The board believes strongly that the approval of the amendment of the 2008 Plan under this Proposal 3 is essential to our continued success. Additional information about the 2008 Plan is included under Proposal 2 under “Description of the 2008 Equity Incentive Plan,” “Interests of Certain Persons in the 2008 Plan,” “Number of Awards Granted to Employees, Consultants, and Directors,” “Federal Tax Aspects,” and “Securities Authorized for Issuance under Equity Compensation Plans.”

Without the proposed amendment under this Proposal 3 or the proposed amendment under Proposal 2, we would be essentially unable to issue any equity awards under our 2008 Plan. As discussed in Proposal 2, as a result of the incorrect application of the fungible share provision of our 2008 Plan, we have granted awards in excess of the share reserve authorized under the 2008 Plan as limited by the fungible share provision, and as of April 14, 2010, have no shares available for future grant.

If the proposed amendment described under Proposal 2 were currently in effect, but before application of the proposed amendment under this Proposal 3, and all awards made to-date deemed valid, 1,439,379 shares of common stock, or approximately 1.4% of our outstanding shares, would be available for grants of new awards under the 2008 Plan. However, if we then granted the “potential awards” proposed by management and considered by the compensation committee in conjunction with the company’s annual performance review process, the integration of our newly acquired subsidiary, Salu Beauty, Inc., and in our ordinary course of hiring and promoting key personnel, which awards it would have made but for the impact of the fungible share provision (as described in Proposal 2), approximately 61,310 shares of common stock, or approximately 0.1% of our outstanding shares, would be available for grants of new awards under the 2008 Plan. If both the proposed amendment described under Proposal 2 and the proposed amendment described in this Proposal 3 were currently in effect and the proposed awards were granted, 5,061,310 shares of common stock, or approximately 5.3% of our outstanding shares, would, as of April 14, 2010 be available for grants of new awards under the 2008 Plan. If the proposed amendment described in this Proposal 3 were currently in effect, but the proposed amendment described in Proposal 2 were not, we would use the additional share reserve to cover the “affected awards” (as described in Proposal 2). Accordingly, 88,988 shares of common stock, or approximately 0.1% of our outstanding shares, would, as of April 14, 2010 be available for grants of new awards under the 2008 Plan. Under that scenario, we would not be able to grant most of the “potential awards” discussed above. As of April 14, 2010, the closing price on the NASDAQ Global Market of a share of drugstore.com common stock was $3.95.

We provide our employees with equity compensation because we believe this closely aligns the incentives of our employees with our stockholders. We have in the past used, and intend to continue to use, equity awards as incentives to attract, retain and motivate our talented employees, and we believe that equity incentives help ensure that employees focus on our long-term success. We also believe that stock ownership and stock-based incentive awards are the best way to align the interests of our directors, employees and consultants with the long-term interests of our stockholders. We have a history of providing equity-based compensation to a broad range of employees, not just executives or senior employees.

We believe that we will be at a competitive disadvantage in our efforts to attract and retain employees if we do not have the flexibility to issue competitive levels of equity-based compensation awards to targeted individuals. Accordingly, the board of directors has amended our 2008 Plan, subject to stockholder approval, to increase the number of shares that may be issued by five million, or approximately 4.7% of outstanding shares. The board of directors recommends that the stockholders approve this additional amendment to our 2008 Plan.

The approval of the proposed amendment to the 2008 Plan requires the affirmative vote of a majority of the votes cast on the proposal at the annual Meeting.

Why You Should Vote for the Additional Amendment of the 2008 Plan

As discussed in Proposal 2, the board of directors believes that our employees are fundamental to the success of our business and to delivering the maximum return to our stockholders, and that the ability to awards equity to our employees under the 2008 Plan is critical to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete as well as to motivate employees to achieve our long-term goals. We ask our stockholders to consider again the factors described under “Why You Should Vote for the Amendment of the 2008 Plan,” and “Our Commitment to Best Compensation Practices” under Proposal 2.

In addition, in order to minimize the dilutive impact on our existing stockholders of our grants of equity awards to our officers, employees, directors, and consultants, the compensation and committee and management have each engaged compensation consultants to assist in developing an equity compensation strategy that maintains a reasonable “burn rate” with respect to the shares of our common stock reserved for issuance under the 2008 Plan. In fiscal year 2009, assuming stockholders approve one or both of the amendments presented in Proposals 2 and 3 and none of the affected awards are forfeited for lack of available authorized shares, our one-year burn rate was approximately 4.5%. We are designing our equity incentive program such that we expect our annual burn rate in fiscal year 2010 to be closer to 3.5%, including annual awards to our expanded headcount as a result of our acquisition of Salu Beauty, Inc., but exclusive of transaction-related awards or awards made in connection with any extraordinary hires.

For this purpose, burn rate is defined as the adjusted total number of equity grants made in a given year divided by the number of shares of our common stock outstanding at the end of that year. The adjusted total number of equity grants is equal to the sum of the number of shares of our common stock subject to equity awards granted during the year as adjusted to reflect full value.

The full value adjustment for purposes of calculating our burn rate is different from the share ratio under the fungible share provision of the 2008 Plan. The burn rate formula will count one share of our common stock subject to a full value award as (i) 1.5 shares if our annual common stock price volatility is 54.6% or higher, (ii) 2 shares if our annual common stock price volatility is at least 36.1% but less than 54.6%, (iii) 2.5 shares if our annual common stock price volatility is at least 24.9% but less than 36.1%, (iv) 3.0 shares if our annual common stock price volatility is at least 16.5% but less than 24.9%, (v) 3.5 shares if our annual common stock price volatility is at least 7.9% but less than 16.5% and (vi) 4 shares if our annual common stock price volatility is less than 7.9%. We estimate our expected volatility in order to calculate the fair value of stock options and stock appreciation rights. We base this calculation on our historical volatility, adjusted for changes in our capital structure and corporate changes, as well as observable mean reversion tendencies of historical volatility. Over the last three fiscal years, our weighted average expected volatility has been as follows:

Weighted Average Volatility
Fiscal year ended December 30, 2007	70%
Fiscal year ended December 28, 2008	65%
Fiscal year ended January 3, 2010	74%

For more information about our 2008 Plan, you should review the discussion above under “Interests of Certain Persons in the 2008 Plan” and “Securities Authorized for Issuance under Equity Compensation Plans.”

The board of directors recommends that you vote FOR the approval of the additional amendment to 2008 Plan to increase the number of shares reserved for issuance under the plan.

PROPOSAL NO. 4—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND TO DECREASE OUR TOTAL NUMBER OF AUTHORIZED SHARES

Our board of directors has considered, deemed advisable, adopted a resolution approving, and recommends to our stockholders for their approval a series of proposed amendments to our Amended and Restated Certificate of Incorporation to authorize the board to effect a reverse stock split and to decrease our total number of authorized shares for the purpose of increasing the per share market price of our common stock in order to encourage investor interest in drugstore.com and to promote greater liquidity for our stockholders. Under the proposed amendment, each outstanding 6, 7, 8, 9 or 10 shares of common stock would be combined, converted, and changed into one share of common stock (the “Reverse Stock Splits”), with the effectiveness of one of such amendments (the “Effective Reverse Stock Split”) and the abandonment of the other amendments, or the abandonment of all amendments, to be determined at the discretion of our board of directors, pursuant to Section 242(c) of the Delaware General Corporation Law, following the Annual Meeting. Concurrently with an Effective Reverse Stock Split, the proposed amendment would also decrease our total number of authorized shares from 260 million shares to 60 million shares, of which 50 million shares shall be common stock, par value $0.0001 per share, and 10 million shares shall be preferred stock, par value $0.0001 per share. The number of authorized shares of preferred stock will not change. In no event would the board implement a decrease in our authorized shares without also implementing an Effective Reverse Stock Split.

If approved by the stockholders, the board would have discretion until the date of our 2011 annual meeting to implement an Effective Reverse Stock Split in any of the following ratios: 1:6, 1:7, 1:8, 1:9 and 1:10, and if the board implements an Effective Reverse Stock Split, it will also decrease our total number of authorized shares. The board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) would provide the board with maximum flexibility to achieve the purposes of the Effective Reverse Stock Split and, therefore, is in the best interests of drugstore.com and our stockholders. The board would determine the actual timing for implementation of the Effective Reverse Stock Split based on its evaluation as to when such action would be most advantageous to drugstore.com and our stockholders. Furthermore, notwithstanding stockholder approval, the board would also have the discretion not to implement an Effective Reverse Stock Split. If the board were not to implement an Effective Reverse Stock Split by the date of our 2011 annual meeting, stockholder approval would again be required prior to implementing any reverse stock split thereafter. If the board were to elect to implement an Effective Reverse Stock Split, the board will set the exchange ratio within the range approved by the stockholders. The board would base such a determination on the then current trading price of our common stock and the advice of our financial advisors, among other considerations.

The form of the Amended and Restated Certificate of Incorporation that would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split is set forth in Appendix C to this proxy statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as our board of directors deems necessary and advisable to effect the Effective Reverse Stock Split. If our stockholders approve the Reverse Stock Splits and the related decrease in our authorized shares and following such approval the board determines that an Effective Reverse Stock Split and the related decrease in our authorized shares are in the best interest of drugstore.com and our stockholders, we would amend our Amended and Restated Certificate of Incorporation accordingly.

The board of directors recommends that you vote FOR the proposal to approve amendments to our restated certificate of incorporation to authorize the board of directors to effect the Effective Reverse Stock Split and to decrease our total number of authorized shares.

Purpose of the Effective Reverse Stock Split

Our board of directors recommends the Effective Reverse Stock Split for the following reasons:

•	The board believes that the Effective Reverse Stock Split is the most effective means of increasing the per share market price of our common stock.

•	The board believes that a higher per share market price of our common stock could encourage increased investor interest in drugstore.com and promote greater liquidity for our stockholders.

Increased Investor Interest. Our board of directors believes that an increase in the per share price of the common stock could encourage increased investor interest in drugstore.com and possibly promote greater liquidity for our stockholders. The board believes that the current low per share price of the common stock, which the board believes is due in part to the high number of shares the company currently has outstanding, has had a negative effect on the marketability of the common stock. The board believes there are several reasons for this effect. First, many institutional investors look on stocks that are trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per share price of the common stock can result in individual stockholders’ paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of the common stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase the common stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks in light of brokers’ commissions and time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stock to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage for low-priced stocks.

Possibility that the Effective Reverse Stock Split Will Fail to Achieve the Desired Effects; Other Possible Consequences

Stockholders should note that we cannot accurately predict the effect of the Effective Reverse Stock Split on the market price for our common stock. In particular, there is no assurance that prices for shares of the common stock after the Effective Reverse Stock Split will be 6 to 10 times, as applicable, the price for shares of the common stock immediately prior to the Effective Reverse Stock Split. Furthermore, there can be no assurance that the market price of our common stock immediately after the proposed Effective Reverse Stock Split will continue for any period of time. Even if our common stock can maintain an increased share price, the Effective Reverse Stock Split may not achieve the desired results that we have outlined above.

In evaluating whether to seek stockholder approval for the Reverse Stock Splits, the board of directors took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split.

If we implement the Effective Reverse Stock Split, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Effective Reverse Stock Split may be required to pay higher transaction costs if they sell their shares.

We believe that the Effective Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that the reduced number of shares outstanding after the Effective Reverse Stock Split could reduce that liquidity. The board of directors has determined that it should continue to weigh positive and negative factors prevailing after the Annual Meeting before deciding whether to effect a Reverse Stock Split.

Board Discretion to Implement Effective Reverse Stock Split

If our stockholders approve the Reverse Stock Splits at the Annual Meeting, we will effect the Effective Reverse Stock Split, if at all, only if our board of directors determines that one of the Reverse Stock Splits (with an exchange ratio determined by the board as described above) is in the best interests of drugstore.com and our stockholders. The board will base such determination on the advice of our financial advisors and certain other factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law. If the board fails to implement any of the Reverse Stock Splits by the date of our 2011 annual meeting, further stockholder approval would be required prior to implementing any reverse stock split.

Effect of the Effective Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

Currently, we are authorized to issue up to a total of 260 million shares, comprising 250 million shares of common stock, of which 105,782,916 shares were issued and outstanding as of April 14, 2010, and 10 million shares of preferred stock, of which none were issued and outstanding as of April 14, 2010. Concurrently with any Effective Reverse Stock Split, we intend to decrease our authorized shares such that immediately following the Effective Reverse Stock Split, we would have authorized for issuance a total of 60 million shares, comprising 50 million shares of common stock and 10 million shares of preferred stock. The number of authorized shares of preferred stock will not change. This proposal, if approved, would only affect the combined total of our authorized shares and our authorized shares of common stock. We do not currently intend to reduce the number of authorized shares of our common stock by the same ratio as the reverse stock split.

In decreasing the authorized common stock, our board of directors determined that 50 million authorized shares would be appropriate in order to permit flexibility in declaring stock dividends and issuing shares in connection with acquisition or financing transactions. We have no current plans with respect to any such transactions, however.

The following table shows how the split and authorized share decrease would affect our total authorized shares of common and preferred stock, our total outstanding shares of common stock, and the total number of shares reserved for issuance pursuant to our equity plans.

	As of April 14, 2010	After an Effective Reverse Stock Split of:
		1:6	1:7	1:8	1:9	1:10
Authorized Common	250,000,000	41,666,667	35,714,286	31,250,000	27,777,778	25,000,000
Authorized Preferred	10,000,000	1,666,667	1,428,571	1,250,000	1,111,111	1,000,000
Outstanding Common	105,782,916	17,630,486	15,111,845	13,222,865	11,753,657	10,578,292
Reserved Under Equity Plans	26,149,193	4,358,199	3,735,599	3,268,649	2,905,466	2,614,919

Because we are not reducing the total authorized number of shares of common stock under our Amended and Restated Certificate of Incorporation by the same ratio as the reverse stock split, we will have the ability to issue a greater percentage of our common stock in relation to our outstanding shares after the reverse stock split than we currently have. As a result, if we were to issue such shares, it would potentially dilute the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. Each additional share of common stock authorized under this proposal would have the same rights and privileges under our Amended and Restated Certificate of Incorporation as each share of common stock that is currently authorized for issuance. We believe that the availability of additional authorized shares of common stock will provide us with additional flexibility, including the ability to issue common stock for a variety of purposes, including, among others, the sale of common stock to obtain additional funding or the use (subject to stockholder approval as required) of common stock for equity compensation. We currently do not have any plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any shares of additional authorized common stock, other than shares issuable pursuant to our equity plans. However, the additional shares of common stock would be available for issuance by action of our board of directors without the need for further action by our stockholders, unless stockholder action is specifically required by applicable law or Nasdaq rules. In addition, although the board is not proposing the Reverse Stock Splits for this purpose, the board could, subject to its fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of the company’s certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire drugstore.com through a transaction opposed by the board.

The par value of our common stock would remain at $0.0001 per share following the effective time of the Effective Reverse Stock Split, while the number of shares of common stock issued and outstanding would be reduced. Because the Reverse Stock Splits would apply to all issued shares of common stock, the proposed Reverse Stock Splits would not alter the relative rights and preferences of existing stockholders.

Effect of the Effective Reverse Stock Split on our Equity Plans, Stock Options, Stock Appreciation Rights, Warrants, and Restricted Stock Awards

The Effective Reverse Stock Split would reduce the number of shares of common stock available for issuance under our 1998 Stock Plan and the 2008 Plan in proportion to the exchange ratio of the Effective Reverse Stock Split. As of April 14, 2010, the number of shares of common stock currently authorized for issuance but unissued under awards granted previously under the 1998 Plan was 16,128,253, and under awards under the 2008 Plan was 8 million plus up to 15 million shares subject to stock options or similar awards granted under the 1998 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Plan that are forfeited or that we repurchase (in all cases, prior to giving effect to the Effective Reverse Stock Split). The numerical per-person limits on awards under our 2008 Plan also will be proportionately reduced as a result of the Effective Reverse Stock Split.

drugstore.com also has outstanding certain stock options, stock appreciation rights and warrants to purchase shares of common stock. Under the terms of the outstanding stock options, stock appreciation rights and warrants, the Effective Reverse Stock Split will effect a reduction in the number of shares of common stock issuable on exercise of such stock options, stock appreciation rights and warrants in proportion to the exchange ratio of the Effective Reverse Stock Split. Correspondingly, the per share exercise price of those options, stock appreciation rights, and warrants will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options, stock appreciation rights, and warrants will remain unchanged. In connection with the Effective Reverse Stock Split, the number of shares of our common stock issuable on exercise or conversion of outstanding stock options, stock appreciation rights and warrants will be rounded down to the nearest whole share and no cash payment will be made in respect of such rounding. drugstore.com also has outstanding certain restricted stock awards. Under the terms of the outstanding restricted stock awards, the Effective Reverse Stock Split will proportionately reduce the number of shares subject to outstanding awards of restricted stock, with such adjusted number of shares subject to each such award rounded down to the nearest whole share and no cash payment made in respect of such rounding.

As discussed in Proposal 2 (“Proposal 2—Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for Issuance under the Plan”) and Proposal 3 (“Proposal 3—Approval of an Additional Amendment to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”), as result of the incorrect application of the fungible share provision of our 2008 Plan, we have granted awards in excess of the share reserve authorized under the 2008 Plan as limited by the fungible share provision, and as of April 14, 2010, have no shares available for future grant. The following table shows how many shares would be available for future grants under the identified scenario:

	As of April 14, 2010	After an Effective Reverse Stock Split of:
		1:6	1:7	1:8	1:9	1:10
If stockholders approve Proposal 2 only	1,439,379	239,897	205,626	179,922	159,931	143,938
If stockholders approve Proposal 2 only and the company grants the “potential awards”	61,310	10,218	8,759	7,664	6,812	6,131
If stockholders approve Proposal 3 only	88,988	14,831	12,713	11,124	9,888	8,899
If stockholders approve both Proposal 2 and Proposal 3	6,439,379	1,073,230	919,911	804,922	715,487	643,938
If stockholders approve both Proposal 2 and Proposal 3 and the company grants the “potential awards”	5,061,310	843,552	723,044	632,664	562,368	506,131

Effect on Par Value

The proposed amendments to our Amended and Restated Certificate of Incorporation will not affect the par value of our common stock, which will remain at $0.0001, or the par value of our preferred stock, which will remain at $0.0001.

Effective Date

If our stockholders approve the proposed Reverse Stock Splits and related decrease in our total number of authorized shares at the Annual Meeting and the board of directors elects to proceed with the Effective Reserve Stock Split in one of the approved ratios, the Effective Reverse Stock Split and related decrease in our total number of authorized shares would become effective as of 5:00 p.m. Eastern time on the date of filing, which we refer to as the effective date, of the Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto would be automatically, and without any action on the part of the stockholders, combined and converted into new shares of common stock in accordance with the Effective Reverse Stock Split ratio determined by the board within the limits set forth in this proposal.

Exchange of Stock Certificates

The reduction in the number of outstanding shares of our common stock as a result of the reverse stock split will occur automatically on the date that we file the Amended and Restated Certificate of Incorporation effectuating the reverse stock split with the Secretary of State of the State of Delaware without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

Shortly after the effective date, each holder of an outstanding certificate representing shares of common stock will receive from BNY Mellon Shareholder Services, as our exchange agent for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the exchange agent. Such instructions will include a form of transmittal letter to be completed and delivered to the exchange agent. As soon as practicable after the surrender to the exchange agent of any such stock certificate, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent will deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate will have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the Effective Reverse Stock Split represented any shares of common stock will be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the applicable surrendered stock certificates. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

No service charges, brokerage commissions, or transfer taxes will be payable by any stockholder to exchange a stock certificate in connection with the Effective Reverse Stock Split, unless the stockholder seeks to have the new certificate issued in a name other than that in which the applicable surrendered certificate is registered, in which case, it will be a condition of such issuance that:

•

the person requesting the issuance pay to us any transfer taxes payable by reason of such issuance or any prior transfer of such certificate, or establish to our satisfaction that such taxes have been paid or are not payable;

•	the transfer comply with all applicable federal and state securities laws; and

•	the surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

The holder of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by drugstore.com after the effective date, until such holder has surrendered the old certificates. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, we will pay all such unpaid dividends or distributions without interest.

Cash Payment in Lieu of Fractional Shares

Implementation of a reverse stock split will result in some stockholders owning a fractional share of our common stock. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split will, instead, receive cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the average bid prices of our common stock for the five trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split). If any stockholder owns, in total, fewer than the number of shares to be converted into one share as a result of the reverse stock split, that stockholder’s shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the reverse stock split. The interest of such stockholders in drugstore.com would, therefore, be terminated, and such stockholders would have no right to share in the assets or future growth of drugstore.com.

Certain Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax considerations of the reverse stock split. This discussion is based on the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect and to differing interpretations. We have not requested any ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of options or warrants to purchase our common stock.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to drugstore.com. We will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to Stockholders Generally. A stockholder who receives only shares of our common stock as a result of the reverse stock split should recognize no gain or loss. A stockholder who receives cash in lieu of a fractional share of our common stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder’s basis in such fractional share of our common stock. For this purpose, a stockholder’s basis in such fractional share of our common stock will be determined as if the stockholder actually received such fractional share.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of our common stock that a stockholder holds following the reverse stock split will equal the stockholder’s aggregate basis in the shares of our common stock he or she held immediately prior to the reverse stock split, less any basis attributable to a fractional share for which the stockholder received cash in lieu of such fractional share.

PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the 2010 fiscal year. On the recommendation of the audit committee, the board of directors is asking our stockholders to ratify that appointment at the Annual Meeting. Ernst & Young LLP has served as our independent auditors since 1998. In keeping with good corporate governance, the audit committee periodically assesses the suitability of our incumbent independent registered public accounting firm, taking into account such factors as it deems appropriate, including consideration of the qualifications of other independent registered public accounting firms.

One or more representatives of Ernst & Young LLP are expected to be present at the meeting. They will be given the opportunity to make a statement, should they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The board of directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees paid to date for services rendered by Ernst & Young LLP during fiscal years 2008 and 2009.

	Year Ended
(In thousands)	January 3, 2010	December 28, 2008
Audit Fees(1)	$799	$837
Audit-Related Fees(2)		2
Tax Fees	—	—
All Other Fees	—	—

Total	$799	$839

(1)	Audit fees include fees and expenses for services rendered by Ernst & Young LLP in connection with its audits of our annual consolidated financial statements and our internal control over financial reporting, its review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with our SEC filings and other regulatory filings.
(2)	Audit-related fees consisted of fees and expenses for assurance and related services reasonably related to the performance of the audit or review of our financial statements or internal control over financial reporting. This category included fees for a subscription to Ernst & Young LLP’s online accounting and information tool.

Audit Committee Preapproval of Auditor Services

The audit committee is responsible for the appointment, compensation, retention, and oversight of, and for the preapproval of all audit, audit-related, tax and nonaudit services to be provided by, our independent registered public accounting firm.

The audit committee has adopted guidelines for preapproval of services to be provided by our independent registered public accounting firm. The audit committee preapproves services as follows:

•	Annually, our independent registered public accounting firm and management present to the audit committee the audit and nonaudit services proposed to be provided by the independent registered public accounting firm during the current fiscal year and the estimated fees associated with each service. The audit committee reviews and, as it deems appropriate, preapproves or rejects the proposed services. If additional audit or nonaudit services are presented for preapproval during the year, the audit committee reviews and, as it deems appropriate, preapproves or rejects such additional services and the fees associated with such services. The independent registered public accounting firm provides updates regularly with respect to, and the audit committee reviews, the services actually provided by the independent registered public accounting firm and the fees incurred with respect to those services.

•

In deciding whether to preapprove any services proposed to be provided by the independent registered public accounting firm, the audit committee considers the following: (i) whether the proposed services are consistent with SEC rules on auditor independence; (ii) whether the independent registered public accounting firm is qualified to provide effective and efficient service; (iii) whether such service would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to drugstore.com; and (iv) the relationship between fees for audit and nonaudit services. The audit committee will not approve the provision by the independent registered public accounting firm of any audit or nonaudit service that it believes, individually or in the aggregate, may impair the independence of the independent registered public accounting firm.

•

The audit committee has delegated to each of its members the authority to evaluate and approve proposed engagements on behalf of the audit committee, in the event that a need arises for preapproval between committee meetings. Any member who exercises this authority must report any preapproval decisions to the full audit committee at its next meeting.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our annual report on form 10-K.

Jeffrey M. Killeen

William Savoy (chair)

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is composed of independent directors, as required by SEC and NASDAQ rules, and operates in accordance with the written charter adopted by the board of directors. The members of the audit committee are currently Messrs. Bennet, Savoy, and Stanger. The audit committee has furnished the following report:

As more fully described in its charter, the audit committee’s responsibility is to monitor and oversee drugstore.com’s accounting and financial reporting processes, the annual audit and quarterly reviews of the company’s consolidated financial statements and the annual audit of the company’s internal control over financial reporting, and the qualifications and performance of Ernst & Young LLP, the company’s independent registered public accounting firm.

Management is responsible for the preparation, presentation, and integrity of drugstore.com’s consolidated financial statements, its internal control over financial reporting and financial reporting processes, and its procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Ernst & Young LLP is responsible for performing independent audits of the consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and the internal control over financial reporting, and issuing reports thereon.

The audit committee reviewed and discussed with management and Ernst & Young LLP drugstore.com’s audited consolidated financial statements for the fiscal year ended January 3, 2010, management’s assessment of the effectiveness of the company’s internal control over financial reporting and Ernst & Young LLP’s evaluation of the company’s system of internal control over financial reporting. The audit committee also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) , as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with Ernst & Young LLP its independence from drugstore.com and considered the compatibility of its provision of nonaudit services with its independence from drugstore.com.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in drugstore.com’s annual report on Form 10-K for the fiscal year ended January 3, 2010, for filing with the SEC, and selected Ernst & Young LLP as drugstore.com’s independent registered public accounting firm for fiscal year 2010.

The Audit Committee:

Richard W. Bennet III

William D. Savoy

Gregory S. Stanger (chair)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board of directors is responsible for approving and evaluating executive compensation and our policies and programs with respect to compensation for our chief executive officer, our chief finance officer, our chief accounting officer and our other executive officers.

Objectives of Our Compensation Programs

We aim to offer compensation packages designed to attract, retain and motivate outstanding executives, to encourage and reward the achievement of sustainable, long-term stockholder value and other corporate goals and to align our executives’ financial interests with the company’s strategic business plans and the interests of our stockholders. Our compensation policy is to offer a package that includes a competitive salary and benefits, a cash bonus program dependent primarily on attainment of the company’s performance goals but that also considers the executive officer’s individual performance (as described further below), and equity compensation that provides a longer-term incentive while encouraging and facilitating our employee’s ownership of our common in order to align the interests of our executive officers more closely with those of our stockholders at large.

We endeavor to balance the fixed and variable components of our named executive officers’ compensation packages. By putting an appropriate portion of the executive’s compensation at risk, we seek to build and maintain a strong management team and incent that team to achieve financial and strategic goals. At the same time, we attempt to provide a sufficient fixed salary and reasonable, incremental bonus criteria so as to discourage unreasonable risk-taking. We also seek to provide an appropriate mix of cash and equity compensation in order to encourage our named executive officers to focus on, and to deliver, long-term, sustainable stockholder returns.

What Our Compensation Program Is Designed to Reward

Our compensation policy for our named executive officers is designed to reward each executive’s contribution to the company through the attainment of corporate and individual objectives as well as general job performance.

In measuring the executive officers’ individual job performance and his or her contribution to the company, the compensation committee considered numerous factors including our growth and financial performance as reflected in our net revenue, net income (loss), gross margins and adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of stock-based compensation. It also considered nonfinancial factors such as improvement in the company’s strategic position, the performance of the company’s individual units, the development of executive and managerial bench strength, and improving customer satisfaction and employee engagement results.

Each year, working with the board of directors, the chief executive officer sets her own individual strategic priorities or objectives. For 2009, Ms. Lepore targeted: solid, sustainable revenue growth; expanded margins; sustained and improved execution, productivity, and cost reduction; development of our partnership strategy; and a series of forward-looking initiatives, including exploring west coast distribution center operations, technology investments, business development opportunities and continued focus on employee engagement. Our approach is to set stretch goals while still rewarding the effort required to achieve incremental gains and successes.

With the assistance of the chief executive officer, our other executive officers also set individual performance objectives, which management and the compensation committee closely monitored and evaluated. In 2009, Mr. Morikubo’s objectives focused on: realizing our beauty and vision partnerships and building a process by which we can grow other strategic business development opportunities; remaining closely attuned to the competitive environment in which we operate, maintaining high service levels for our internal clients; and controlling the costs of outside advisors. Mr. Potter’s goals included several operational initiatives, including: supply chain management improvements; optimizing our product offering; improving the efficiency and effectiveness of inventory management and other internal controls; and several cost control and cash management initiatives. Ms. Wright’s priorities included: monitoring progress and delivering established cost savings goals; and providing financial analysis to support the exploration of our west coast distribution center strategy and other operational improvements.

Competitive Positioning and the Compensation Committee’s Outside Advisor

The compensation committee receives and reviews competitive positioning data in the course of its annual compensation review but does not establish a specific target percentile or range or “benchmark” for the total compensation of our executive officers. We do however consider the compensation practices of comparable companies and how each of our executive officers’ compensation compares to his or her peers as one of a number of factors when setting the amount of each compensation component for our executive officers. As a general guideline, rather than an absolute benchmark, the compensation committee typically concentrates its consideration of data on compensation that falls between the 65th and 75th percentile for each executive officer’s peers at comparable companies. Although the compensation committee may consider this comparative data, it is not the sole item of consideration. Rather, this data provides only a reference point and is one among many of the considerations that the compensation committee takes into account in determining compensation for the executive officers. As a result, the total compensation of our executive officers, well as individual elements of compensation for these individuals, may be within, below, or above this market range for their positions.

Other factors the compensation committee considers in designing each executive officer’s compensation package include:

•	company performance against established financial goals and objectives related to net revenue, net income (loss), gross margins, and adjusted EBITDA, as discussed above;

•	the executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at comparable companies;

•	the executive officer’s individual contributions to the company’s overall performance, and his or her achievement of subjective and objective goals, as discussed above;

No single factor above was determinative in setting compensation for fiscal 2009, nor was the impact of any factor on the determination of compensation quantifiable.

For purposes of comparing our executive officers against the competitive market, as well as to assess the relative competitiveness of our executive compensation program, the compensation committee developed, with the assistance of its compensation consultant, Applied HR Strategies, Inc., a peer group of twelve e-commerce companies. This peer group data is used to assess our current compensation levels and to provide a reference for the compensation committee in the course of its deliberations on compensation forms and amounts.

The companies comprising the peer group were selected on the basis of their similarity to us in terms of revenue, market capitalization, business strategy, and industry. The peer group included: Expedia, Inc., Monster Worldwide, Inc., priceline.com Incorporated, InfoSpace, Inc., Interactive Data Corporation, Gaiam, Inc., Systemax, Inc., Shutterfly, Inc., GSI Commerce, Inc., 1-800-FLOWERS, Inc., Blue Nile, Inc., and Overstock.com, Inc.

To analyze the compensation practices of the peer group companies, Applied HR Strategies gathered data from the peer group’s public filings, the Culpepper Executive Compensation, Senior Division Executive, and Top Merchandising Executive Surveys and the Watson Wyatt Executive Compensation Survey, and the consultant’s own proprietary data.

Applied HR Strategies provided advisory services regarding total compensation for our chief executive officer, our other executive officers, and our outside directors, as well as long-term incentive compensation for all eligible employees. For more information on the analysis provided, please see the relevant discussions under “Elements of Our Compensation Program and How We Determine Amounts in Light of Our Compensation Objectives – Salary,” “– Bonus,” and “– Equity Awards,” below. Fees for services related to the long-term incentive compensation consulting were not allocated between our executive officers and other employees, but total fees did not exceed $120,000.

Compensation Review Cycle

The compensation committee reviews the base salary levels of our executive officers, as well as their annual cash incentive opportunities and equity awards each year, or more frequently as warranted, with salary adjustments generally effective and final bonus amounts determined during the first quarter. In recent years, the compensation committee has granted equity awards to our executive team in the fourth quarter. The compensation committee reviews our chief executive officer’s compensation in the fourth quarter and our other executive officers early in the first quarter. Each executive officer conducts a written self-evaluation, including an assessment of their performance against objectives established in the prior year. In the case of the chief executive officer, the compensation committee reviews and evaluates the self-assessment along with the other factors discussed above under “What Our Compensation Program Is Designed to Reward” and “Competitive Positioning and the Compensation Committee’s Outside Advisor.” The chief executive officer reviews the other executive officer’s self-assessments as part of her evaluation of their performance prior to providing her input and making her recommendations to the compensation committee. As part of this annual performance evaluation, each of our executive officers, including our chief executive officer, like all of our employees, are assigned ratings. This rating is used to determine in part any adjustments to base salary and the size of any cash or equity incentive awards. As discussed in more detail below under “Elements of Our Compensation Program and How We Determine Amounts in Light of our Compensation Objectives—Salary,” in 2009, the compensation committee made no adjustments to salaries for our executive officers other than our chief executive officer and deferred decisions regarding equity awards to our executive officers until the fourth quarter, as discussed below under “Salary” and “Equity Awards.” For 2010, we paid final bonus amounts to our executives on February 12, 2010, all adjustments to their salaries were made effective March 8, 2010, and, as of the date of this proxy statement, the compensation committee has granted no equity awards to our executive officers in 2010.

Elements of Our Compensation Program and How We Determine Amounts in Light of Our Compensation Objectives

Elements of 2009 compensation for our named executive officers included: salary, bonus, and equity incentive awards. Executive officers received total compensation packages in line with their responsibilities, experience, expertise and performance.

Salary

We paid base salaries intended to attract and retain highly capable executives by providing adequate fixed cash compensation. The compensation committee determines the salaries of our executive officers annually. In the case of the chief executive officer, all of the independent directors participated in the determination of her 2009 salary. In setting each named executive officer’s 2009 salary, the compensation committee evaluated the responsibilities of the executive, his or her general job performance (as discussed above in “What Our Compensation Program is Designed to Reward”), and the competitive positioning approach described above under “Competitive Positioning and the Compensation Committee’s Outside Advisor.” We then considered the performance of the company and the individual’s performance against objectives to recommend annual or other increases, if any, to base salary. Our executive officers, including our chief executive officer, like all of our employees, are rated. A higher rating is generally rewarded with a higher pay increase, though the precise impact of this is not quantifiable, as it is one of several factors the compensation committee considers.

For our executive officers other than our chief executive officer, the compensation committee also considered the recommendation of our chief executive officer, whose recommendation was based on management’s objectives and her evaluation of the executive officer’s experience and potential performance. Our executive officers, other than our chief executive officer, are rarely involved in determining compensation other than to provide information regarding company or individual performance. The compensation committee instead relies on its outside consultant, as discussed above under “Competitive Positioning and the Compensation Committee’s Outside Advisor.”

In August 2008, the compensation committee engaged Applied HR Strategies to conduct a competitive review of our chief executive officer’s cash compensation in light of her target cash and equity incentives, including an analysis of the peer group and data from discussed above under “Competitive Positioning and the Compensation Committee’s Outside Advisor.” In response to the consultant’s findings that Ms. Lepore’s compensation was significantly below market median levels, as measured both by base salary and by total cash compensation, in October 2008, the compensation committee approved an increase in her annual base salary to $500,000 for 2009, bringing her within the median range of the reviewed companies.

In February 2009, the compensation committee determined that, based on then-current market conditions, it would defer any salary increases for our other executive officers until mid-year, when the board would conduct a review of the company’s performance for the first half of the year to determine whether our financial results supported any increases. After conducting the assessment in July 2009, the committee determined there would be no salary increases for any of our other executives for 2009.

In September 2009, the compensation committee again engaged Applied HR Strategies to conduct a review of cash compensation paid to our cheief executive officer. Based on the consultant’s recommendations and the committee’s assessment of Ms. Lepore’s performance, company performance and the other factors discussed above under “What Our Compensation Program is Designed to Reward” and “Competitive Positioning and the Compensation Committee’s Outside Advisor,” in December 2009, the compensation committee increased her annual base salary for 2010 to $550,000.

In January 2010, the compensation committee engaged its compensation consultant to assess cash compensation paid to our other executive officers. In March 2010, based on the consultant’s recommendations and other factors discussed above with respect to our other executive officers, and in light of the fact that none of our executive officers had received any increase in pay in 2009, the compensation committee increased the base salaries of our other executive officers as follows:

Executive Officer	Base Salary
Yukio Morikubo, Vice President, Strategy and General Counsel	$275,000
Robert P. Potter, Vice President, Chief Accounting Officer	$215,000
Tracy Wright, Vice President, Chief Finance Officer	$215,000

Bonus

A significant portion of the variable component of our executive compensation package was made up of a cash incentive bonus. In March 2009, the compensation committee approved an incentive bonus plan under which our executive officers were eligible to receive cash bonuses for fiscal year 2009, based on a two-pronged assessment: (i) company performance, as demonstrated by our achievement of certain net revenue and adjusted EBITDA objectives; and (ii) the individual’s performance. Each of these prongs of the 2009 bonus plan is described in more detail below. The company paid bonuses under the plan in two installments: a mid-year payment based on performance for the first half of the year and a final payment based on full-year performance. The compensation committee implemented the mid-year bonus payment in order to align employees’ incentives more closely with our quarterly as well as full-year results.

Initial Target Bonus Amounts

Each executive officer is assigned an initial target bonus percentage, determined using the criteria and analysis discussed above under “What Our Compensation Program is Designed to Reward” and “Competitive Positioning and the Compensation Committee’s Outside Advisor.”

For 2009, Ms. Lepore was eligible to receive an initial target bonus of up to 150% of her 2009 salary, and Messrs. Morikubo and Potter and Ms. Wright were each eligible to receive an initial target bonus of up to 35% of his or her respective 2009 salary. Initial target bonuses as a percentage of base salary for each named executive officer remained unchanged from 2008 levels, because, based primarily on the competitive positioning information received from the compensation consultant, the compensation committee continued to believe that these target bonus amounts remained the appropriate levels to incentivize the achievement of our financial performance objectives.

In February 2010, the compensation committee re-evaluated our executive officers’ initial target bonus level in light of his or her position and responsibilities (as discussed above under “What Our Compensation Program is Designed to Reward”) and the committee’s compensation consultant’s competitive positioning information (as discussed under “Competitive Positioning and the Compensation Committee’s Outside Advisor”) including the September 2009 and January 2010 assessments. Ms. Lepore’s initial target bonus as a percentage of her base salary remained unchanged at 150%. Mr. Potter’s and Ms. Wright’s initial target bonuses also remained unchanged at 35%. The committee increased Mr. Morikubo’s initial target bonus to 40% for 2010, based on the consultant’s recommendations and in recognition of Mr. Morikubo’s increased responsibilities and efforts in connection with the company’s strategic initiatives.

Company Performance Component of Bonus

Each year, our compensation committee establishes an incentive bonus plan to promote the achievement of company financial performance objectives based on various financial thresholds. We attempt to provide annual cash incentive bonuses under the plan for our named executive officers and other eligible employees that reflect the company’s belief that a significant portion of the compensation of each executive should be contingent on company performance as well as the individual contribution of each executive. We determine the financial thresholds for the bonus plan in conjunction with our annual planning and budgeting process, which generally begins in the fall of the prior fiscal year. Management develops, and our board of directors oversees and approves, our financial plans and budget, including our expected and targeted net revenue and adjusted EBITDA figures. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results, and we have historically relied on adjusted EBITDA measures, management believes it provides consistency in the company’s financial reporting.

We base our financial plans, budget and related guidance, and accordingly our bonus plan financial thresholds, on the basis of (i) the company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based on recent market conditions, trends and competition and other factors that, based on historical experience, we expect to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes we can realize, (iv) competitive conditions that we expect to face, and (v) additional expenditures beyond prior fiscal years. As a result of this approach to setting plan financial thresholds, the proportion of each named executive officer’s total cash compensation that is represented by incentive based income may increase in those years in which our actual results are stronger relative to our projections.

In earlier years, where our focus was on overall growth, the bonus plan assumed a relatively equal weighting between our net revenue and adjusted EBITDA thresholds. In 2009, while we continued to promote growth, the compensation committee wanted management to ensure that our growth was profitable, so we adjusted the weighting of the two measures so that the thresholds were based 35% on net revenues and 65% on adjusted

EBITDA. We endeavored to set financial thresholds that challenged our executives to meet or exceed the company’s expected performance for the year, but that offered some recognition of the executive’s contribution in the event the company substantially performed but fell short of specific expectations. The compensation committee also felt that rewarding incremental achievement would promote thoughtful, strategic risk management and discourage excessive risk-taking. At the time our compensation committee established these financial thresholds, the compensation committee believed that these financial thresholds would be difficult to achieve but could be achieved with significant effort on the part of our executives.

Under the company performance component of the 2009 bonus plan, if we achieved specific graduated net revenue and adjusted EBITDA thresholds, each named executive officer could be eligible to receive anywhere from 0% of his or her initial target bonus amount, if we failed to meet a minimum net revenue threshold of $360 million and a minimum adjusted EBITDA threshold of $11 million, to 140%, if we vastly exceeded our guidance for the year by meeting or surpassing a net revenue threshold of $410 million and an adjusted EBITDA threshold of $18 million. The company performance component of the plan generally was structured to pay out 100% of the named executive officers’ initial target bonus amounts if we met the high end of both our net revenue target of approximately $390 million and adjusted EBITDA threshold of approximately $16 million for the year and 80% of those amounts if we met the lower ends of our overall guidance, such as net revenue of $375 million and adjusted EBITDA of $16 million or net revenue of $410 million and adjusted EBITDA of $15 million. The compensation committee reserved the right to exercise discretion in determining the final amounts to be paid under the bonus plan.

In August 2009, based on management’s and the compensation committee’s assessment of our results for the first half of the year, we paid a mid-year bonus equal to 80% of the named executive officer’s initial target bonus percentage of his or her year-to-date salary earned as of June 30, 2009.

In February 2010, the compensation committee determined that based on the company’s full-year 2009 net revenues of approximately $413 million and adjusted EBITDA of approximately $17 million, the terms of the bonus plan provided for a payout of 130% of employees’ respective initial target bonus amounts for the company performance component of the bonus plan.

Individual Performance Component of Bonus

The individual performance component of each named executive officer’s actual 2009 bonus was a function of (i) his or her initial target bonus based his or her position and responsibilities (as discussed above under “What Our Compensation Program is Designed to Reward” and “Competitive Positioning and the Compensation Committee’s Outside Advisor”) and (ii) an individual performance adjustment determined through the individual performance review process described above under “Compensation Review Cycle.”

Under this component of the bonus plan, a named executive officer’s ultimate bonus amount, that is, his or her initial target bonus amount multiplied by the company performance payout factor, is then adjusted again by a multiplier of 0% to 130%, based on his or her individual job performance and overall rating (as discussed above under “Compensation Review Cycle”). As under the company performance component of the bonus plan, the compensation committee reserved the right to exercise discretion in determining the final amounts to be paid under the bonus plan.

In August 2009, in addition to the mid-year bonuses described above under “Company Performance Component of Bonus,” based on the individual officers’ performance, the compensation committee determined to pay an incremental bonus equal to 20% of the named executive officer’s initial target bonus percentage of his or her year-to-date salary earned as of June 30, 2009. Under the discretion reserved for the compensation committee under the terms of the 2009 bonus plan, the compensation committee determined at the time that this incremental amount would not be deducted from any remaining bonus for which the named executive officer might be eligible based on full-year 2009 results.

Final Bonus Amounts Awarded under the 2009 Bonus Plan

In February 2010, we paid the balance of the 2009 bonuses, reflecting company performance and individual performance adjustments. Our named executive officers received cash bonuses under our 2009 bonus plan as follows:

Officer	Initial Target Bonus (%)(a)	Company Payout (%)(b)	Individual Performance Adjustment (%)(c)		Actual Bonus (% of Salary) [(a) x (b) x (c)]
Dawn G. Lepore	150	130	123		240
Yukio Morikubo	35	130	100	(1)	46
Robert P. Potter	35	130	105		48
Tracy Wright	35	130	110		50

(1)	Excludes $30,000 transaction bonus described below under “Transaction Bonus.”

Transaction Bonus

In February 2010, the compensation committee approved a transaction bonus of $30,000 payable to Mr. Morikubo, in recognition of his efforts in connection with the signing of the merger agreement between the Company and Salu, Inc. This payment to Mr. Morikubo was in addition to his bonus under our 2009 incentive bonus plan described above.

In April 2010, the compensation committee approved an incentive bonus plan for 2010 under which our executive officers may receive cash bonuses based again on individual and company performance. The compensation committee established net revenue and adjusted EBITDA objectives for 2010 under the company performance component of the plan at which executive officers would receive an increasing percentage, ranging from 0% of his or her target bonus amount, if we fail to meet the thresholds, to 140%, if we vastly exceed our expected performance for the year. For 2010, based on input from the board of directors, the compensation committee is seeking to incent management to maintain and revitalize revenue growth in what it sees as an improving marketplace without losing its focus on the bottom line, so it adjusted slightly the bonus plan’s weighting between net revenues and adjusted EBITDA so that the thresholds were based 40% on net revenues and 60% on adjusted EBITDA. As with the 2009 plan, the individual performance component of the 2010 plan permits bonuses to be adjusted by a multiplier of 0% to 130%, based on the executive officer’s job performance and overall rating (as discussed above under “Compensation Review Cycle”). The compensation committee reserved the right to exercise discretion in determining the final amounts to be paid under the bonus plan.

Equity Awards

The other significant component of our executives’ variable compensation was equity compensation in the form of stock options that we granted under our 1998 Plan prior to its expiration, and restricted stock awards, stock options, and stock appreciation rights granted under the 2008 Plan.

We seek to align the long-term interests of our named executive officers with those of our stockholders. Accordingly, each executive received a significant stock option grant when he or she joined drugstore.com and/or when he or she was promoted to his or her current position. In addition, the compensation committee evaluates stock-based compensation annually (as part of the review process described above under “Compensation Review Cycle”), considering executive officers’ responsibilities and performance (as discussed above under “What Our Compensation Program is Designed to Reward” and, generally, under “Competitive Positioning and the Compensation Committee’s Outside Advisor”). In June 2009, the compensation committee engaged Applied HR Strategies specifically to assess its company-wide long-term incentive compensation program and to assist it with its ongoing approach to long-term incentive awards. The committee sought advice from the consultant to develop an equity program to address the challenges faced by equity expensing requirements, the need to reduce overall equity usage, and the continued focus on shareholder alignment, while at the same time balancing the need for executive retention and motivation.

Historically, the company granted stock options as its primary form of equity award. Working with its consultant, the compensation committee determined that it would shift from stock options to a more balanced mix of restricted stock and stock-settled stock appreciation rights. Restricted stock would foster stock ownership more immediately, provide an effective long-term incentive to management for their efforts, while ensuring more retentive value and providing some protection to our executives from uncertainty in the current economic climate. Restricted stock would also have less of a dilutive effect for our stockholders. Stock appreciation rights offer the long-term incentive benefits of stock options and aligned our executive’s financial interests with our stockholders even more closely than restricted stock, but with a less dilutive effect than stock options. By settling these rights in stock rather than cash, the company can also preserve its cash for other strategic purposes.

Based on market analysis conducted by its consultant in June 2009, the compensation committee has approved equity award guidelines to determine the size, mix, grant date and exercise price of equity awards approved by the compensation committee or any subcommittee authorized by the compensation committee. Under these guidelines, the company seeks to grant to each of our named executive officers an annual package of long-term incentive awards valued at a percentage of that executive’s base salary. For our chief executive officer, the compensation committee sought to grant a package of awards with an aggregate face value equal to approximately 300% of her base salary, which the compensation committee determined was appropriate for her position and responsibilities based on the market analysis and other advice provided by the consultant. The committee exercised some discretion on the basis of her individual performance and potential (evaluated as discussed above under “What Our Compensation Program is Designed to Reward”) to determine the final number of shares subject to the awards. For our other named executive officers, the compensation committee granted the annual awards described below valued at 140% of their respective base salaries, which the compensation committee determined was appropriate for his or her position and responsibilities, based on the market analysis and other advice provided by the consultant, and then adjusted the final number of shares on the basis of their individual performance and potential in the discretion of the compensation committee. The makeup of an executive officer’s incentive award package is determined based on their position, such that our more senior management receives a greater proportion of stock appreciation rights, putting more of their potential return at risk on the basis of our stock performance. The committee believes that higher level management have greater influence on, and visibility to, overall company performance and, therefore, should have a greater portion of their equity compensation at a greater risk. Using this approach, our chief executive officer received a restricted stock award valued at 15% of her full equity package and a stock appreciation right representing the balance. Our other executive officers received restricted stock awards with a face value of 25% of their overall equity package and stock appreciation rights representing the balance.

Under the guidelines approved by the compensation committee, awards are made on the first Friday of the month following the appropriate approval and satisfaction of any other conditions relating to the award, unless such day is a day on which material nonpublic information regarding the company is publicly disclosed, is within two market days after such disclosure, or is a day on which the market is closed, in which case, the grant will occur on the next day that does not meet any of these criteria. The guidelines provide further that unless the compensation committee or its authorized delegate determines otherwise, the exercise price of any stock appreciation right or stock option is the market price per share at close of the market on the date of the grant and require that the minutes or consent authorizing the award in question reflect any exceptions to this pricing structure as well as the compensation expense amount for below-market grants.

On October 2, 2009, the compensation committee granted to Ms. Lepore 36,728 shares of restricted stock subject to the terms and conditions of our 2008 Plan and a restricted stock agreement. These restricted stock awards are subject to the terms and conditions of our 2008 Plan and a restricted stock agreement and will vest over four years in eight equal installments on each six-month anniversary of the grant date, subject to continued service through each vesting date. In addition, these restricted stock awards will not vest unless and until our stockholders approve the amendments to our 2008 Plan proposed under either Proposal 2 (“Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for Issuance under the Plan”) or Proposal 3 (“Approval of an Additional Amendment

to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”), and will be forfeited if neither Proposal is approved by our stockholders.

On the same date, the compensation committee granted Ms. Lepore a stock-settled stock appreciation right with respect to 594,650 shares with an exercise price of $2.28 per share. This right is subject to the terms and conditions of our 2008 Plan and a stock appreciation right agreement and will vest over four years, vesting with respect to 20% of the shares on the six-month anniversary of the grant date, and with respect to the remaining shares in equal quarterly installments over the next three and one-half years, subject to continued service through each vesting date. In addition, this stock appreciation right may not be exercised unless and until our stockholders approve the amendments to our 2008 Plan proposed under either Proposal 2 or Proposal 3, and will be forfeited if neither Proposal is approved by our stockholders.

Subject to such stockholder approval, consistent with the terms of Ms. Lepore’s previous equity awards, all unvested shares of restricted stock and any unvested portion of her stock appreciation right will vest in the event of a change in control (as defined in the 2008 Plan). In addition, if we terminate her employment without cause (as defined in Ms. Lepore’s restricted stock agreement or stock appreciation right agreement, as applicable) or if she terminates her employment for good reason (as defined in the applicable agreement), she will receive 12 additional months of vesting credit with respect to her restricted stock and her stock appreciation right.

On October 2, 2009, the compensation committee also granted restricted stock awards to our other named executive officers, as follows:

Executive Officer	Shares Awarded
Yukio Morikubo, Vice President, Strategy and General Counsel	16,384
Robert P. Potter, Vice President, Chief Accounting Officer	12,243
Tracy Wright, Vice President, Chief Finance Officer	12,963

These restricted stock awards are subject to the terms and conditions of our 2008 Plan and restricted stock agreements and will vest over four years in eight equal installments on each six-month anniversary of the grant date, subject to continued service through each vesting date. In addition, these restricted stock awards will not vest unless and until our stockholders approve the amendments to our 2008 Plan proposed under either Proposal 2 or Proposal 3, and will be forfeited if neither Proposal is approved by our stockholders.

In addition, the compensation committee granted stock appreciation rights with an exercise price of $2.28 per share to our other named executive officers, as follows:

Executive Officer	Shares Awarded
Yukio Morikubo, Vice President, Strategy and General Counsel	140,432
Robert P. Potter, Vice President, Chief Accounting Officer	104,630
Tracy Wright, Vice President, Chief Finance Officer	111,111

These stock appreciation rights are subject to the terms and conditions of our 2008 Plan and stock appreciation right agreements and will vest over four years, vesting with respect to 20% of the shares on the six-month anniversary of the grant date, and with respect to the remaining shares in equal quarterly installments over the next three and one-half years, subject to continued service through each vesting date. In addition, these stock appreciation rights may not be exercised unless and until our stockholders approve the amendments to our 2008 Plan proposed under either Proposal 2 or Proposal 3, and will be forfeited if neither Proposal is approved by our stockholders.

Subject to these stockholder approval requirements, if within 12 months following a change in control, we terminate the executive officer’s employment without cause or the executive officer terminates his or her employment for good reason, all unvested shares of the restricted stock and any unvested portion of the stock appreciation right will immediately vest.

Other Benefits

Our named executive officers are provided with the opportunity to participate in our health and welfare benefit program, as well as the opportunity to participate in our Section 401(k) plan, on substantially the same terms and conditions as most of our other employees. In addition, we cover insurance premiums on long-term disability and group term life insurance policies for the benefit of each of our executive officers, which benefits are over and above those available for our other employees generally.

Post-Employment Compensation Agreements

Severance Agreements

We generally do not enter into severance agreements with our executive officers, other than our chief executive officer, as discussed below. From time to time, in the discretion of management, we may make payments to an executive in the event of his or her termination without cause. In such cases, no benefits are available or have accrued prior to the executive’s employment separation, and at no time does such executive have any right to severance payments. We enter into separation arrangements with certain executives at the time of their termination without cause in order to protect us, because we generally make these payments in consideration of a general release of future claims against drugstore.com. These separation agreements may also include non-compete, non-solicitation, non-disparagement, and confidentiality agreements by the executives.

Under the terms of our offer letter to Ms. Lepore, we will make certain payments and provide certain rights to Ms. Lepore in the event we terminate her employment without cause or she terminates her employment for good reason. The payments and rights are more fully described below in the section entitled “Post-Employment Compensation.”

We believe that this severance protection is specifically appropriate for our chief executive officer to ensure that our most senior executive can remain focused on the company’s goals and objectives and the best interests of stockholders, rather than potential personal economic exposure even during the most distracting circumstances of a period of transition or succession.

Change of Control Agreements

We have a change-of-control agreement with our chief executive officer, pursuant to which all of her outstanding equity will become immediately vested and exercisable in the event of a change of control, as discussed in more detail below under “Post-Employment Compensation”. In addition, in connection with its regular review of our corporate governance practices, in January 2009, our board of directors approved change in control agreements for certain of our officers, including Messrs. Potter, and Morikubo and Ms. Wright. These agreements provide that we will make certain payments and provide certain rights to the executive officer in the event that we terminate his or her employment without cause or he or she terminates his or her employment for good reason within one year of a change in control of drugstore.com. The payments and rights are more fully described below in the section entitled “Post-Employment Compensation.”

We believe that our severance agreements generally offer significant protections and promote important goals that are critical to our long-term financial success. The agreements create incentives for our executive officers to obtain the highest possible value for our stockholders, should we become subject to an acquisition, and allow our executive officers to continue to focus their attention on our operations and strategic objectives without the distraction of a risk to their own financial security during periods when we need their focused attention to succeed. The agreements are intended to retain qualified executives who could have other job alternatives that may appear to provide them with more financial security absent an agreement, particularly given the significant level of acquisition activity in the ecommerce environment with stock prices as depressed as they have been in recent years. Given this climate, the board believed that it was in the best interest of the company and its stockholders to improve the company’s ability to retain its executives through any potential transaction.

Ms. Lepore’s change of control agreement is a single-trigger arrangement, such that her equity accelerates on the closing of a transaction regardless of whether her employment is terminated. The compensation committee believes this is appropriate for two reasons. First, Ms. Lepore has separate severance protection as discussed above under “Severance Agreements.” Second, having the change of control protection tied directly to her equity is intended to ensure that our chief executive officer’s personal financial interest is aligned with that of our stockholder base and encourages her to secure the highest possible price in any change of control transaction. This alignment is further heightened because Ms. Lepore’s equity constitutes a more significant portion of her total compensation than it does for other executive officers.

Our other executive officers’ change in control agreements are double-trigger arrangements, such that the benefits are received only if the executive’s employment is terminated in connection with a change in control. In addition, the vesting of the executive officer’s equity does not accelerate under the change in control agreement, but rather accelerates only as provided under our 2008 Plan. The compensation committee believes that given the structure of our executive officers’ overall compensation, these arrangements offer appropriate financial security to our senior management to meet the objectives discussed above.

In addition, our 2008 Plan provides that in a change of control where the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, outstanding awards under the plan would become immediately vested and exercisable.

As part of our executive officers’ compensation, as previously described, we granted restricted stock awards and stock appreciation rights under our 2008 Plan. In the event of a change of control, any of Ms. Lepore’s awards that are unvested will become immediately vested, as discussed in more detail below in the section entitled “Post-Employment Compensation.” In addition, if any of our other executive officers are terminated within 12 months of a change of control, any of their unvested awards will become immediately vested, as discussed in more detail below in the section entitled “Post-Employment Compensation.”

We have considered the total potential cost of the change of control protection afforded to our executive officers and have determined that it is reasonable and not excessive given the importance of the objectives described above.

Trading Restrictions

Our current insider trading policy and guidelines limit the timing and types of transactions in our common stock or other securities by our Section 16 officers, including stock option and stock appreciation right exercises, whether or not the executive subsequently sells any shares purchased. Our policy and guidelines seek to promote compliance with applicable securities laws, to prevent insider trading violations and allegations of insider trading violations, and to preserve the reputation and integrity of drugstore.com and others associated with us. In addition to the prohibitions generally applicable to all of our employees on trading in our securities while in possession of material nonpublic information or passing on such information to others, the policy and guidelines specifically require our Section 16 officers:

•	to pre-clear all transactions in our securities;

•	to trade in our securities only during specified window periods (following earnings releases); and

•	not to engage in short sales or transactions in puts, calls, or other derivative securities other than those granted under our equity compensation plans.

Accounting and Tax Considerations

Our stock option grant policies have been affected by the implementation of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718, formerly called SFAS No. 123(R)). Under this accounting pronouncement, we estimate the portion of unvested stock options that we expect to be forfeited for failure to vest, and we recognize compensation costs only for those equity awards expected to vest.

We are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to certain of our executive officers in excess of $1 million.

Section 162(m) also provides for certain exceptions to the limitations on deductibility, including compensation that is “performance based” within the meaning of Section 162(m)(4)(c). Based on fiscal year 2009 compensation levels and the exception for performance-based compensation, no limits on the deductibility of compensation applied to any officer of drugstore.com.

In addition, Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that a named executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in preventing the imposition of additional tax under Section 409A, we have structured our 2008 Plan and our equity compensation awards in a manner intended to comply with the applicable Section 409A requirements. In addition, in 2008, we amended the terms of certain options granted under our 1998 Plan, including Ms. Lepore’s 2004 option, to comply with these 409A requirements.

2009 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our chief executive officer and our other executive officers for services rendered to drugstore.com during fiscal years 2007, 2008, and 2009. We refer to the listed persons as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Dawn G. Lepore	2009	538,594	(3)		83,740	917,545	1,400,000	5,249	(4)	2,945,128
President, Chief Executive Officer, and Chairman of the Board	2008	442,308			2,691,000		457,788	690		3,591,786
	2007	398,077		100,000			315,000	690		813,767

Yukio Morikubo	2009	271,495	(5)		37,356	193,529	129,103	4,631	(6)	636,144
Vice President, Strategy and General Counsel	2008	250,039			300,150	279,060	57,033	1,359		887,640
	2007	232,692					37,875	329		270,896

Robert P. Potter	2009	215,427	(7)		27,914	144,191	109,463	2,464	(8)	499,458
Vice President, Chief Accounting Officer	2008	194,615			248,400	132,553	44,450	1,173		621,192
	2007	177,308					28,875	153		206,336

Tracy Wright	2009	215,411	(9)		29,556	153,122	111,563	2,007	(10)	511,658
Vice President, Chief Finance Officer	2008	194,615		10,000	248,400	118,600	44,450	1,156		617,222
	2007	121,346				211,100	20,787	94		353,327

(1)	Represents the fair value of equity awards granted to each of the named executive officers, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC Topic 718). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to note 11 of our consolidated financial statements in our annual report on Form 10-K for the year ended January 3, 2010, as filed with the SEC. These amounts reflect the grant date fair value these awards, and do not correspond to the actual value that will be recognized by the named executive officers.
(2)	Represents the annual bonus earned by the named executive officer in the year indicated, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(3)	Includes $19,364 paid to Ms. Lepore in 2010 for services rendered in 2009.
(4)	Represents $2,461 of group term life insurance premiums and $2,788 of long-term disability insurance premiums paid for the benefit of the named executive officer.
(5)	Includes 9,803 paid to Mr. Morikubo in 2010 for services rendered in 2009.
(6)	Represents $1,312 of group term life insurance premiums and $2,319 of long-term disability insurance premiums paid for the benefit of the named executive officer and $1,000 of employer-matching contributions under our Employee Retirement Savings 401(k) Plan.
(7)	Includes $7,734 paid to Mr. Potter in 2010 for services rendered in 2009.
(8)	Represents $578 of group term life insurance premiums and $886 of long-term disability insurance premiums paid for the benefit of the named executive officer and $1,000 of employer-matching contributions under our Employee Retirement Savings 401(k) Plan.

(9)	Includes $7,718 paid to Ms. Wright in 2010 for services rendered in 2009.
(10)	Represents $511 of group term life insurance premiums and $496 of long-term disability insurance premiums paid for the benefit of the named executive officer and $1,000 of employer-matching contributions under our Employee Retirement Savings 401(k) Plan.

We do not enter into employment agreements with our executive officers. We do however have offer letters, and in many cases, promotion offer letters, that set forth the officer’s initial salary and option grants. Thereafter, the compensation committee evaluates our executive officers annually and determines any adjustments to salary and additional option grants, as discussed above in the section entitled “Compensation Discussion and Analysis.”

2009 Grants of Plan-Based Awards

The following table sets forth the stock options granted to our named executive officers during fiscal year 2009, the fair value of these options as of their grant date, and the estimated future payouts under our non-equity and equity incentive plans.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards (#)(1)	All Other Option Awards (#)(2)	Exercise Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Dawn G. Lepore	N/A	0	825,000	1,443,750			N/A
	10/02/2009				36,728		N/A	83,740
	10/02/2009					594,650	2.28	917,545

Yukio Morikubo	N/A	0	110,000	192,500			N/A
	10/02/2009				16,384		N/A	279,060
	10/02/2009					140,432	2.28	300,150

Robert P. Potter	N/A	0	75,250	131,688
	10/02/2009				12,243		N/A	132,533
	10/02/2009					104,630	2.28	248,400

Tracy Wright	N/A	0	75,250	131,688			N/A
	10/02/2009				12,963		N/A	118,600
	10/02/2009					111,111	2.28	248,400

(1)	If stockholders do not approve Proposal 2 (“Proposal 2—Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for Issuance under the Plan”) or Proposal 3 (“Proposal 3—Approval of an Additional Amendment to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”), these shares will be forfeited pursuant to the terms of the 2008 Plan and related restricted stock award agreement.
(2)	These awards represent stock appreciation rights granted under our 2008 Plan. If stockholders do not approve Proposal 2 or Proposal 3, these stock appreciation rights will be forfeited pursuant to the terms of the 2008 Plan and related stock appreciation right agreement.
(3)	This amount represents fair value as of grant date without regard to shares expected to be or actually forfeited on termination of employment.

We granted the stock-settled stock appreciation rights indicated in the above table to our named executive officers under our 2008 Plan. Generally, those rights vest over a four-year period and have an exercise price equal to the fair value of the stock on the date of grant, which the plan provides is the closing price per share on such date. In the event we grant any option with an exercise price other than the fair value of the stock on the date of grant, we record an appropriate charge for such grant.

We granted the restricted stock awards indicated in the above table to our named executive officers under our 2008 Plan. Generally, those awards vest over four years in eight equal installments on each six-month anniversary of the grant date.

In addition, these restricted stock awards will not vest and these stock-settled stock appreciation rights will not become exercisable unless and until our stockholders approve the amendments to our 2008 Plan proposed under either Proposal 2 (“Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for Issuance under the Plan”) or Proposal 3 (“Approval of an Additional Amendment to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”), and will be forfeited if neither Proposal is approved by our stockholders.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards held by the named executive officers as of January 3, 2010.

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Dawn G. Lepore	4,000,000	0		2.97	10/11/2014
	485,714	0		3.66	10/03/2018
		594,650	(2)	2.28	10/02/2019
						1,011,728	(3)	3,126,240

Yukio Morikubo	192,857	57,143	(4)	3.49	12/01/2016
	97,142	102,858	(5)	2.68	02/15/2018
		140,432	(6)	2.28	10/02/2019
						125,134	(7)	386,664

Robert P. Potter	40,000	0		3.05	09/17/2014
	40,000	0		2.61	03/24/2015
	18,857	1,143	(8)	2.96	02/03/2016
	75,999	24,001	(9)	3.66	12/22/2016
	35,714	14,286	(10)	3.66	12/29/2016
	46,142	48,858	(11)	2.68	02/15/2018
		104,630	(12)	2.28	10/02/2019
						102,243	(13)	315,931

Tracy Wright	40,000	0		7.22	09/23/2013
	15,000	0		6.45	02/05/2014
	5,000	0		2.33	08/06/2014
	40,000	0		2.61	03/24/2015
	18,857	1,143	(8)	2.96	02/03/2016
	53,572	21,428	(14)	3.66	12/29/2016
	60,000	40,000	(15)	3.08	09/14/2017
	41,285	43,715	(16)	2.68	02/15/2018
		111,111	(17)	2.28	10/02/2019
						102,963	(18)	318,156

(1)	Market value is based on the closing price of our common stock of $3.09 per share on December 31, 2009, the last trading day of our fiscal year ended January 3, 2010.
(2)	Represents a stock-settled stock appreciation right. As of the date of this Proxy Statement, this stock appreciation right has vested with respect to 118,930 additional shares. This stock-settled stock appreciation right will vest with respect to 33,980 of the remaining shares on July 2, and October 2, 2010; January 2, April 2, July 2, and October 2, 2011; January 2, April 2, July 2, and October 2, 2012; and January 2, April 2, July 2, and October 2, 2013, but will be forfeited if our stockholders do not approve either Proposal 2 (“Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for Issuance under the Plan”) or Proposal 3 (“Approval of an Additional Amendment to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”).

(3)	As of the date of this Proxy Statement, 162,500 of these shares of restricted stock have vested. 162,500 of the remaining shares will vest on each of October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

In addition, 4,591 of the shares originally were scheduled to vest on April 2, 2010 but will not vest until and unless our stockholders approve either Proposal 2 or Proposal 3. Finally, 4,591 of the shares are scheduled to vest on each of October 2, 2010; April 2, and October 2, 2011; April 2, and October 2, 2012; and April 2, and October 2, 2013. However, if our stockholders do not approve either Proposal 2 or Proposal 3, this entire grant of restricted stock will be forfeited.

(4)	As of the date of this Proxy Statement, this option has vested with respect to 14,285 additional shares. This option will vest with respect to 14,286 of the remaining shares on each of May 28, August 28, and November 28, 2010.

(5)	As of the date of this Proxy Statement, this option has vested with respect to 11,429 additional shares. This option will vest with respect to the remaining shares as follows:

•	11,429 of the shares on May 15, 2010;

•	11,428 of the shares on August 15, 2010;

•	11,429 of the shares on November 15, 2010;

•	11,428 of the shares on February 15, 2011;

•	11,429 of the shares on May 15, 2011;

•	11,428 of the shares on August 15, 2011; and

•	11,429 of the shares on each of November 15, 2011; and February 15, 2012.

(6)	Represents a stock-settled stock appreciation right. As of the date of this Proxy Statement, this stock appreciation right has vested with respect to 28,087 additional shares. This stock-settled stock appreciation right will vest with respect to the remaining shares as follows:

•	8,024 of the shares on July 2, 2010;

•	8,025 of the shares on October 2, 2010;

•	8,024 of the shares on January 2, 2011;

•	8,025 of the shares on each of April 2, and July 2, 2011;

•	8,024 of the shares on October 2, 2011;

•	8,025 of the shares on each of January 2, and April 2, 2012;

•	8,024 of the shares on July 2, 2012;

•	8,025 of the shares on each of October 2, 2012; and January 2, 2013;

•	8,024 of the shares on April 2, 2013; and

•	8,025 of the shares on each of July 2, and October 2, 2013,

but will be forfeited if our stockholders do not approve either Proposal or Proposal 3.

(7)	As of the date of this Proxy Statement, 18,125 of these shares of restricted stock have vested. 18,125 of the remaining shares will vest on each of October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

In addition, 2,048 of the shares originally were scheduled to vest on April 2, 2010 but will not vest until and unless our stockholders approve either Proposal 2 or Proposal 3. Finally, 2,048 of the shares are scheduled to vest on each of October 2, 2010; April 2, and October 2, 2011; April 2, and October 2, 2012; and April 2, and October 2, 2013. However, if our stockholders do not approve either Proposal 2 or Proposal 3, this entire grant of restricted stock will be forfeited.

(8)	As of the date of this Proxy Statement, this option has fully vested.

(9)	As of the date of this Proxy Statement, this option has vested with respect to 1,143 additional shares. This option will vest with respect to 1,143 of the remaining shares on each of June 18, September 18, and December 18, 2010.

(10)	As of the date of this Proxy Statement, this option has vested with respect to 2,857 additional shares. This option will vest with respect to the remaining shares as follows:

•	2,857 of the shares on each of June 29, and September 29, 2010; and

•	2,858 of the shares on December 29, 2010.

(11)	As of the date of this Proxy Statement, this option has vested with respect to 5,429 additional shares. This option will vest with respect to the remaining shares as follows:

•	5,429 of the shares on each of May 15, and August 15, 2010;

•	5,428 of the shares on each of November 15, 2010; and February 15, 2011

•	5,429 of the shares on May 15, 2011;

•	5,428 of the shares on August 15, 2011;

•	5,429 of the shares on each of November 15, 2011; and February 15, 2012

(12)	Represents a stock-settled stock appreciation right. As of the date of this Proxy Statement, this stock appreciation right has vested with respect to 20,926 additional shares. This stock-settled stock appreciation right will vest with respect to the remaining shares as follows:

•	5,978 of the shares on July 2, 2010;

•	5,979 of the shares on October 2, 2010; January 2, April 2, and July 2, October 2, 2011; and January 2, 2012;

•	5,978 of the shares on April 2, 2012; and

•	5,979 of the shares on July 2, and October 2, 2012; and January 2, April 2, July 2, and October 2, 2013,

but will be forfeited if our stockholders do not approve either Proposal or Proposal 3.

(13)	As of the date of this Proxy Statement, 15,000 of these shares of restricted stock have vested. 15,000 of the remaining shares will vest on each of October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

In addition, 1,531 of the shares originally were scheduled to vest on April 2, 2010 but will not vest until and unless our stockholders approve either Proposal 2 or Proposal 3. Finally, the remaining shares are scheduled to vest as follows:

•	1,531 of the shares on each of October 2, 2010; and April 2, 2011; and

•	1,530 of the shares on each of October 2, 2011; April 2, and October 2, 2012; and April 2, and October 2, 2013.

However, if our stockholders do not approve either Proposal 2 or Proposal 3, this entire grant of restricted stock will be forfeited.

(14)	As of the date of this Proxy Statement, this option has vested with respect to 4,285 additional shares. This option will vest with respect to 4,286 of the remaining shares on each of June 29, and September 29, and December 29, 2010.

(15)	As of the date of this Proxy Statement, this option has vested with respect to 5,714 additional shares. This option will vest with respect to the remaining shares as follows:

•	5,714 of the shares on each of May 15, and August 15, 2010;

•	5,715 of the shares on November 15, 2010;

•	5,714 of the shares on each of February 15, and May 15, 2011; and

•	5,715 of the shares on August 15, 2011.

(16)	As of the date of this Proxy Statement, this option has vested with respect to 4,857 additional shares. This option will vest with respect to the remaining shares as follows:

•	4,858 of the shares on May 15, 2010;

•	4,857 of the shares on each of August 15, and November 15, 2010; February 15, May 15, August 15, and November 15, 2011; and

•	4,858 of the shares on February 15, 2012.

(17)	Represents a stock-settled stock appreciation right. As of the date of this Proxy Statement, this stock appreciation right has vested with respect to 22,223 additional shares. This stock-settled stock appreciation right will vest with respect to the remaining shares as follows:

•

6,349 of the shares on each of July 2, and October 2, 2010; January 2, April 2, and July 2, October 2, 2011; and January 2, April 2, July 2, and October 2, 2012; and January 2, April 2, and July 2, 2013; and

•	6,350 of the shares on October 2, 2013,

but will be forfeited if our stockholders do not approve either Proposal or Proposal 3.

(18)	As of the date of this Proxy Statement, 15,000 of these shares of restricted stock have vested. 15,000 of the remaining shares will vest on each of October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

In addition, 1,621 of the shares originally were scheduled to vest on April 2, 2010 but will not vest until and unless our stockholders approve either Proposal 2 or Proposal 3. Finally, the remaining shares are scheduled to vest as follows:

•	1,621 of the shares on each of October 2, 2010; and April 2, 2011; and

•	1,620 of the shares on each of October 2, 2011; April 2, and October 2, 2012; and April 2, and October 2, 2013.

However, if our stockholders do not approve either Proposal 2 or Proposal 3, this entire grant of restricted stock will be forfeited.

Option Exercises and Stock Vested

The following table shows shares of restricted stock held by our named executive officers that vested in 2009. None of our named executive officers exercised any options during 2009.

Name	Date	Shares Acquired on Vesting (#)	Value Realized on Vesting $)
Dawn G. Lepore	04/03/2009	162,500	232,375
	10/03/2009	162,500	370,500

Yukio Morikubo	04/03/2009	18,125	25,919
	10/03/2009	18,125	41,325

Robert P. Potter	04/03/2009	15,000	21,450
	10/03/2009	15,000	34,200

Tracy Wright	04/03/2009	15,000	21,450
	10/03/2009	15,000	34,200

Post-Employment Compensation

Post-Employment Agreements with Executive Officers

We have severance or change-of-control agreements with our chief executive officer and our other executive officers, as discussed below. Our 1998 Plan did not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis. As discussed above, the 2008 Plan authorizes the plan administrator to determine how awards are treated in the event of a change of control, but specifically provides for acceleration of vesting in the event awards are not assumed or substituted by the successor corporation.

Lepore Severance and Change-of-Control Agreement

Under the terms of our offer letter to Ms. Lepore, as amended in January 2009, under certain circumstances, we will make payments and grant rights to her in connection with the termination of her employment or a change of control, as follows:

If we terminate Ms. Lepore’s employment without cause or if she resigns her employment for good reason, she will receive:

•

a severance package that includes two years of annual salary and two years of target bonus at the levels in effect at the time of such termination, payable in accordance with our standard payroll policies; and

•

twelve additional months of vesting credit under any stock options she holds for which vesting is based exclusively on her continued service to us. In addition, Ms. Lepore’s other equity awards provide for similar acceleration of vesting.

Ms. Lepore’s receipt of these benefits will be subject to her compliance with our confidentiality agreement and her execution of a release of claims in the form customarily used by us in connection with the termination of an executive officer’s employment. Had we terminated Ms. Lepore’s employment without cause or had she resigned for good reason on January 3, 2010, under this provision of her offer letter, we would have made payments to her totaling $2,500,000. In addition, 659,182 shares of Ms. Lepore’s restricted stock granted under the 2008 Plan, valued at $2,036,872 as of that date, and 220,870 shares subject to Ms. Lepore’s stock appreciation right granted under the 2008 Plan, valued at $682,488 as of that date, would have vested.

If Ms. Lepore’s employment is terminated for any reason, she (or her legal representative or beneficiary, as applicable) will have a period of up to one year in which to exercise her vested options, provided that any vested options not exercised on or prior to her termination date will terminate as follows: 25% will terminate three months following her termination, and an additional 25% will terminate at the end of each three-month period thereafter.

If there is a change of control, all of Ms. Lepore’s equity awards will immediately become fully vested and exercisable. Had a change of control occurred on January 3, 2010, all 1,011,728 shares of Ms. Lepore’s unvested restricted stock granted under the 2008 Plan, valued at $3,126,240 as of that date, and all 594,650 shares subject to Ms. Lepore’s stock appreciation right granted under the 2008 Plan, valued at $1,837,469 as of that date, would have vested.

Ms. Lepore’s receipt of these benefits will be subject to her compliance with our confidentiality agreement and her execution of a release of claims in the form customarily used by us in connection with the termination of an executive officer’s employment. In the event that the benefits provided to Ms. Lepore in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and may subject such benefits to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits will be (1) paid in full, or (2) reduced so Ms. Lepore is not subject to excise taxation, whichever results in Ms. Lepore’s receipt of the greatest after-tax amount.

For purposes of Ms. Lepore’s offer letter:

•	“cause” means

•	Ms. Lepore’s willful or negligent failure to comply with the lawful directions of our board of directors;

•	gross negligence or willful misconduct in the performance of her duties to us;

•	commission of any act of fraud that results in an injury to us (other than a de minimis injury); or

•	misappropriation of our material property to our material detriment.

•	“good reason” means

•	our failure to pay or to cause to be paid Ms. Lepore’s annual salary or any earned annual target bonus when due;

•	the material reduction of Ms. Lepore’s annual salary without her consent;

•	the material reduction of Ms. Lepore’s target bonus range unaccompanied by any corresponding upward adjustment in any other form of incentive compensation without her consent;

•

a material diminution in Ms. Lepore’s authority, responsibilities, duties, or reporting relationships as our president and chief executive officer (but not as Chairman of the Board) without her consent;

•	relocation of Ms. Lepore’s primary work place (currently Bellevue, Washington) to a location more than thirty-five (35) miles from our current location without her consent;

•	our failure to nominate Ms. Lepore to serve as a director at each annual stockholder meeting while she is serving as our president and chief executive officer; or

•

a material reduction in the kind or level of the benefits or perquisites for which Ms. Lepore is eligible without her consent, unless the reduction is applicable to substantially all of our other executive officers;

provided that the events above shall constitute good reason only if we fail to cure such event within a reasonable period of time (not to exceed fifteen (15) business days) after receipt of written notice of the event; provided, further, that “good reason” shall cease to exist for an event on the 90th day following its occurrence, unless Ms. Lepore has given us written notice of the event prior to such date.

•	“change of control” means

•	the sale, lease, or other disposition of all or substantially all of our assets;

•

the acquisition of beneficial ownership of more than 50% of the total voting power represented by our then-outstanding voting securities by any person or group of related persons (other than by any of our affiliates or any benefit plan sponsored or maintained by us or any of our subsidiaries);

•

the acquisition of us by another entity by means of merger, consolidation, or similar transaction after which our stockholders immediately prior to the occurrence of such merger, consolidation, or similar transaction hold less than 50% of the total voting power of the surviving controlling entity; or

•

a change in the composition of our board of directors such that during any period of two (2) consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; provided that a reincorporation shall not be considered a change of control.

Executive Officer Change-in-Control Agreements

We entered into change in control agreements with Messrs. Potter and Morikubo, and Ms. Wright that provide that in the event that we terminate the executive officer’s employment without cause or he or she terminates his or her employment for good reason upon or within one year of a change in control of drugstore.com, we will pay the officer a lump sum severance payment equal to:

•	one year of annual salary in effect immediately prior to the change in control or as of the end of the previous calendar year, whichever is greater, plus

•	one year of target bonus for the year of the change in control.

The named executive officer also will be entitled to receive company-paid premiums for health care coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (COBRA) for a period of up to twelve months.

In the event that the benefits provided to an executive officer under these change in control agreements constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and may subject such benefits to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits will be (1) paid in full, or (2) reduced so the executive is not subject to excise taxation, whichever results in the named executive officer’s receipt of the greatest after-tax amount.

Each executive officer’s receipt of these benefits will be subject to his or her compliance with our confidentiality agreement and his or her execution of a release of claims in the form customarily used by us in connection with the termination of an executive officer’s employment. Had a change of control occurred on January 3, 2010, we would have made the payments to these officers as follows:

Executive Officer	Payment on Termination after a Change-in-Control
Robert P. Potter	$270,000
Tracy Wright	$270,000
Yukio Morikubo	$340,200

For purposes of the change in control agreements, “change in control” has the definition provided in our 2008 Plan and means:

•	A change in the ownership of the Company where any person or affiliated group acquires stock constituting more than 50% of the total voting power of the stock of the Company;

•

A change in the effective control of the Company where a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the appointment or election; or

•

A change in the ownership of a substantial portion of the Company’s assets where any person or affiliated group acquires (or has acquired during the previous twelve (12) month period) assets from the Company that have a value equal to or more than 50% of the value of all of the assets of the Company immediately prior to such acquisition(s).

For purposes of the change in control agreements, “cause” means:

•	any act of personal dishonesty in connection with his or her responsibilities as an employee intended to result in substantial personal enrichment of the executive;

•	the executive’s conviction of, or plea of nolo contendere to, a felony;

•	the executive’s gross misconduct; or

•	the executive’s continued failure to perform the duties and responsibilities of his or her position after notice and the lapse of a two week cure period during which the failure remained uncured.

For purposes of the change in control agreements, “good reason” means any of the following uncured events:

•	a material reduction of the officer’s authority, duties or responsibilities;

•	a material reduction in the officer’s base compensation; or

•

a material change in the geographic location where the officer must perform his or her services; provided that no relocation of fifty (50) miles or less will be deemed material for purposes of the change in control agreements.

Before an executive may resign for good reason under the change in control agreements, he or she must provide the company with written notice within ninety (90) days of the initial event constituting good reason and a period of at least thirty (30) days must have lapsed during which the event remained uncured.

TRANSACTIONS WITH RELATED PERSONS

We have entered into the transactions described below with our executive officers, directors and holders of 5% or more of our common stock and their affiliates.

Agreements with Executive Officers and Directors

We have entered into indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Agreements with Amazon.com

Amazon.com is our largest stockholder, owning approximately 12.3% of our outstanding stock as of April 14, 2010. Pursuant to the Voting Agreement, in November 2006, Geoffrey R. Entress, was appointed to serve as Amazon’s designee on our board of directors. In August 1998, we entered into a 10-year technology license and advertising agreement with Amazon.com. In September 2007, we entered into a three-year merchant agreement with Amazon.com to sell prestige beauty products through the Beauty.com marketplace on the Amazon.com website. In June 2009, we entered into a three-year agreement to include over the counter products through the drugstore.com marketplace on the Amazon.com website.

Agreement with Ziff Asset Management

Pursuant to a Stock Purchase Agreement dated March 1, 2005, Ziff Asset Management, L.P., predecessor to Samana Capital L.P., purchased 10 million shares of our common stock for $26 million in cash. Ziff agreed not to sell the purchased shares for one year from the date of purchase. On December 2, 2005 we filed a shelf registration statement with the SEC covering the resale of those shares. The registration statement will remain effective until all of the shares have been sold or the shares can be resold publicly under Rule 144 under the Securities Act of 1933 (as amended), whichever is earlier.

POLICIES AND PROCEDURES FOR APPROVING RELATED PERSON TRANSACTIONS

On an annual basis, each of our directors and officers must complete a director and officer questionnaire that requires disclosure of any transaction, arrangement, or relationship with the company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. In addition, this questionnaire directs the directors and officers to certify that they will update us throughout the year regarding any revisions or additions to the information provided in the questionnaire. Our board of directors will review and consider any transaction, arrangement, or relationship that a director or officer discloses in his or her questionnaire in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our code of business conduct and ethics requires all directors and employees either to avoid participating in any outside activity that might create a conflict of interest or, if such avoidance is impossible, to disclose fully any information regarding a potential conflict and to refrain from participating in any of our decisions that might raise the conflict. All officers must obtain the prior written consent of our legal team before entering into any outside employment or business venture. In addition, our code requires that all of our contracts be reviewed and approved by our legal and finance teams before they are signed, regardless of the type or dollar amount of the contract.

As required under SEC rules, transactions that we determine to be directly or indirectly material to us or to a related person are disclosed in our Proxy Statement. In addition, the audit committee of our board of directors reviews and approves or ratifies any related person transactions, including those that we are required to disclose, based on the relevant circumstances, including:

•	the nature and extent of the related person’s interest in the transaction;

•

the material terms of the transaction, including, without limitation, the amount and type of transaction, and whether the terms are comparable to those generally available in arms’ length transactions;

•	whether the related person transaction is consistent with the best interests of the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters that the committee may deem appropriate.

In the event that any member of the audit committee has a direct or indirect interest in any such transaction, he or she will recuse himself or herself from the deliberations of the committee regarding that particular transaction. If the audit committee does not approve any related person transaction, it may take such action as it may deem necessary or desirable in our best interests and in the best interest of our stockholders.

LEGAL PROCEEDINGS

We are not currently aware of any material pending or proposed legal proceedings to which any of our directors, officers, affiliates, or significant stockholders, or any of their associates, is a party adverse to us or in which any of such persons has a material interest adverse to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 14, 2010 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each director and director nominee;

•	our chief executive officer and the other individuals named in the summary compensation table above; and

•	all directors and executive officers as a group.

Under the rules of the SEC, shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the share and percentage ownership of the holder, but those shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, each person and entity named has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
Amazon.com, Inc.(2) 1200 12th Avenue South Seattle, WA 98144	12,963,339	12.3%

Kleiner Perkins Caufield & Byers(3) 2750 Sand Hill Road Menlo Park, CA 94025	9,968,745	9.4%

Samana Capital. L.P. (formerly Ziff Asset Management LP) 283 Greenwich Avenue Greenwich, CT 06830	10,000,000	9.5%

T. Rowe Price Associates, Inc. 100 E Pratt Street Baltimore MD 21202	6,625,543	6.3%

Discovery Group I, LLC 191 North Wacker Dr, Suite 1685 Chicago, IL 60606	6,276,080	5.9%
Dawn G. Lepore(4)(5)	5,751,080	5.4%
Richard W. Bennet III(4)(6)	208,571	*
Geoffrey R Entress(4)(7)	218,571	*
Jeffrey M. Killeen(4)(8)	214,285	*
William D. Savoy(4)(9)	332,500	*
Gregory S. Stanger(4)(10)	232,500	*
Yukio Morikubo(4)(11)	514,482	*
Robert P. Potter(4)(12)	420,541	*
Tracy L. Wright(4)(13)	450,652	*
All directors and executive officers as a group (9 persons)(14)	8,343,182	7.9%

*	Less than 1%
(1)	Percentage ownership is calculated based on 105,782,916 shares of drugstore.com common stock outstanding on April 14, 2010, plus the applicable number of shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or will become exercisable within 60 days after April 14, 2010.

(2)	Represents shares held by Amazon.com NV Investment Holdings, Inc., a wholly owned subsidiary of Amazon.com, Inc.
(3)	Represents 9,123,655 shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (“KPCB VIII”), 528,488 shares held by KPCB VIII Founders Fund, L.P. (“KPCB VIII FF”) and 316,602 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. (“KPCB ZF II”). KPCB VIII and KPCB VIII FF are wholly controlled by KPCB VIII Associates, L.P. KPCB ZF II is wholly controlled by KPCB VII Associates, L.P.
(4)	The address of all directors and officers of drugstore.com is 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The address for directors affiliated with an entity that beneficially owns 5% or more of our common stock is the same as the address of the affiliated entity.
(5)	Includes 4,604,644 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 36,728 shares of restricted stock and 118,930 shares subject to a stock appreciation right that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve (“Proposal 2—Approval of an Amendment to our 2008 Equity Incentive Plan to Decrease the Share Ratio and to Increase by 250,000 the Number of Shares Available for Issuance under the Plan”) or Proposal 3 (“Proposal 3—Approval of an Additional Amendment to our 2008 Equity Incentive Plan to Increase by Five Million the Number of Shares Available for Issuance under the Plan”).
(6)	Includes 178,571 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 30,000 shares of restricted stock and 30,000 shares subject to a stock option exercise that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.
(7)	Includes 178,571 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 30,000 shares of restricted stock and 30,000 shares subject to a stock option exercise that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.
(8)	Includes 184,285 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 30,000 shares of restricted stock and 30,000 shares subject to a stock option exercise that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.
(9)	Includes 202,500 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 30,000 shares of restricted stock and 30,000 shares subject to a stock option exercise that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.
(10)	Includes 202,500 shares subject to options exercisable within 60 days April 14, 2010. Also includes 30,000 shares of restricted stock and 30,000 shares subject to a stock option exercise that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.
(11)	Includes 369,515 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 16,384 shares of restricted stock and 28,087 shares subject to a stock appreciation right that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.
(12)	Includes 302,211 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 12,243 shares of restricted stock and 20,926 shares subject to a stock appreciation right that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.
(13)	Includes 326,793 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 12,963 shares of restricted stock and 22,223 shares subject to a stock appreciation right that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.
(14)	Includes 6,549,590 shares subject to options exercisable within 60 days of April 14, 2010. Also includes 228,318 shares of restricted stock, 150,000 shares subject to stock option exercise and 190,166 shares subject to a stock appreciation right that will be forfeited pursuant to the terms of the 2008 Plan and related equity award agreements if stockholders do not approve Proposal 2 or Proposal 3.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors, executive officers, and any persons holding more than 10% of our common stock to file with the SEC and NASDAQ reports regarding their initial ownership of our stock and any subsequent changes in that ownership. SEC regulations require directors and executive officers to provide us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, during fiscal year 2009, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis.

OTHER MATTERS

At the time of mailing this proxy statement, the board of directors knows of no matters that are likely to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders. If other matters not now known or determined properly come before the Annual Meeting, however, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with the recommendations of the board of directors.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Under the SEC’s proxy rules, stockholder proposals (including nominations for the election of directors) that satisfy specified conditions may be included in our proxy statement and form of proxy card for, and may be presented at, the 2011 annual meeting of stockholders. If you intend to present a proposal at the 2011 annual meeting, you must deliver the proposal in writing to the following address by no later than December 24, 2010 in order for the proposal to be considered for inclusion in the proxy materials for that meeting: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. All proposals must comply with the requirements of Rule 14a-8 under the Exchange Act in order to be considered for inclusion in the proxy materials for the 2011 annual meeting.

In addition, if you intend to submit a nomination or other business for consideration at the 2011 annual meeting, other than submitting a proposal to be included in our proxy materials, you must comply with the advance notice provisions of our bylaws. These provisions require that you give written notice to our Secretary not less than 90 and not more than 120 calendar days before June 10, 2011, the one-year anniversary of the Annual Meeting. This means that our secretary must receive your written notice no earlier than February 10, 2011 and no later than March 12, 2011. (If the date of the 2011 annual meeting is more than 30 days before or more than 70 days after that one-year anniversary date, however, you must deliver notice of your proposal not more than 120 days before the 2011 annual meeting and no later than the earlier of 90 days before the 2011 annual meeting or 10 days after the day on which we first publicly announce the date of the 2011 annual meeting.) If you intend to nominate a director or bring any business before the meeting, your written notice must include all of the information required by our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

A copy of our combined annual report to stockholders and annual report on Form 10-K for fiscal year 2009 accompanies this proxy statement. An additional copy will be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004 or by telephone to (425) 372-3200. Copies of exhibits to the annual report on Form 10-K are available for a nominal fee.

Appendix A

DRUGSTORE.COM, INC.

2008 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Drugstore.com, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to sell any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to Section 6 of the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(aa) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2008 Equity Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director, or Consultant.

(kk) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ll) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is eight million, two hundred fifty throusand (8,250,000) Shares plus (i) any Shares subject to stock options or similar awards granted under the 1998 Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 1998 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (i) equal to fifteen million (15,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards granted with an exercise or purchase price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as one and thirty-three one-hundredths (1.33) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), one and thirty-three one-hundredths (1.33) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the withholding tax related to an Award or to pay for the exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to determine the terms and conditions of any, and , but only with the prior approval of the Company’s stockholders, to institute an Exchange Program;

(v) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vii) to modify or amend each Award (subject to Section 19(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not, without the approval of the Company’s stockholders: (A) modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 14), or (B) cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price;

(viii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(ix) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(x) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Option or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(b) Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b), but in no event later than the original full term of the Option. Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of

(A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof, as specified in the Award Agreement.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than five million dollars ($5,000,000), and (ii) no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof, all as specified in the Award Agreement.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit (e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock Price, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, and (x) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a Subsidiary or other business unit or segment of the Company and may be measured relative to a peer group or index. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, on a per-share basis, and/or (iii) on a pre-tax or post-tax basis (if applicable). The Performance Goals may differ from participant to participant and from Award to Award. In establishing the Performance Goals, the Administrator shall determine whether to determine such goals in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.

12. Leaves of Absence; Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, and 10.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion (but in no event longer than the original full term), and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such Performance Goals or other performance criteria without the Participant’s consent; provided, however, a modification to such Performance Goals or other performance criteria only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15. Tax Withholding

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the minimum statutory federal, state or local income and employment tax withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Appendix B

DRUGSTORE.COM, INC.

2008 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Drugstore.com, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to sell any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to Section 6 of the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(aa) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2008 Equity Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director, or Consultant.

(kk) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ll) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is thirteen million (13,000,000) Shares plus (i) any Shares subject to stock options or similar awards granted under the 1998 Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 1998 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (i) equal to fifteen million (15,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards granted with an exercise or purchase price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as three (3) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), three (3) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the withholding tax related to an Award or to pay for the exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to determine the terms and conditions of any, and , but only with the prior approval of the Company’s stockholders, to institute an Exchange Program;

(v) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vii) to modify or amend each Award (subject to Section 19(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not, without the approval of the Company’s stockholders: (A) modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 14), or (B) cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price;

(viii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(ix) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(x) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Option or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(b) Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or

Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b), but in no event later than the original full term of the Option. Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof, as specified in the Award Agreement.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than five million dollars ($5,000,000), and (ii) no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof, all as specified in the Award Agreement.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit (e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock Price, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, and (x) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a Subsidiary or other business unit or segment of the Company and may be measured relative to a peer group or index. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, on a per-share basis, and/or (iii) on a pre-tax or post-tax basis (if applicable). The Performance Goals may differ from participant to participant and from Award to Award. In establishing the Performance Goals, the Administrator shall determine whether to determine such goals in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.

12. Leaves of Absence; Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, and 10.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation

Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion (but in no event longer than the original full term), and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such Performance Goals or other performance criteria without the Participant’s consent; provided, however, a modification to such Performance Goals or other performance criteria only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15. Tax Withholding

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the minimum statutory federal, state or local income and employment tax withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Appendix C

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DRUGSTORE.COM, INC.

The currently effective Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

1. Paragraph (1) of Article IV of the Certificate is hereby amended and restated as follows:

“(1) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Sixty Million (60,000,000) shares, each with a par value of $0.0001 per share. Fifty Million (50,000,000) shares shall be Common Stock, and Ten Million (10,000,000) shares shall be Preferred Stock.”

2. Article IV of the Certificate is hereby further amended to insert the following paragraphs immediately following the last paragraph of Article IV as currently effective:

“Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [six (6), seven (7), eight (8), nine (9), or ten (10) shares] of the Corporation’s Common Stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF TRANSFER AGENT], the transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the Nasdaq Global Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

C-1

You can now access your drugstore.com, inc. account online.

Access your drugstore.com, inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for drugstore.com, inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

PROXY

drugstore.com, inc.

PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the board of directors of drugstore.com, inc.

The undersigned stockholder of drugstore.com, inc., a Delaware corporation, hereby appoints Yukio Morikubo and Amy Reischauer as proxies for the undersigned, with full power of substitution, to attend the 2010 Annual Meeting of Stockholders of drugstore.com, inc., to be held on Thursday, June 10, 2010, at 9:00 a.m., Pacific Time, at the Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington 98004, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no instructions are provided, the proxies will vote the shares represented by this proxy FOR the nominees for directors and FOR the proposals.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

72696

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

DRUGSTORE.COM, INC.

INTERNET http://www.proxyvoting.com/dscm

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

72696

FOLD AND DETACH HERE

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE FOLLOWING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, “FOR” THE PROPOSALS AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please mark your votes as indicated in this example

WITHHELD

FOR THE FROM ALL

NOMINEES NOMINEES *EXCEPTIONS

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

Election of Directors

Nominees:

Dawn G. Lepore

Richard W. Bennet III

Geoffrey R. Entress

Jeffrey M. Killeen

William D. Savoy

Gregory S. Stanger

INSTRUCTION: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) in the space below.

Approval of a retroactive amendment to 2008 Equity Incentive Plan, to decrease share ratio for counting full value awards and to increase total shares authorized for issuance under the 2008 Equity Incentive Plan.

Approval of another Amendment to the 2008 Equity Incentive Plan to increase the number of shares authorized for issuance under the 2008 Equity Incentive Plan.

Approval of Amendment to Certificate of Incorporation to effect a reverse stock split and to decrease our total number of authorized shares.

Ratification of appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2010.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Mark Here for Address Change or Comments

SEE REVERSE

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

Signature Signature Date